                                                                    EXHIBIT 10.0





                                CREDIT AGREEMENT


                           Dated as of April 24, 2001


                                      among


                             EQUITY MARKETING, INC.,
                                  as Borrower,


                             BANK OF AMERICA, N.A.,
                   as Administrative Agent, Swing Line Lender
                      and Letter of Credit Issuing Lender,


                                       and


                        THE OTHER FINANCIAL INSTITUTIONS
                                  PARTY HERETO


                    Sole Lead Arranger and Sole Book Manager:
                         BANC OF AMERICA SECURITIES LLC




                             [BANK OF AMERICA LOGO]

                                TABLE OF CONTENTS


                                                                                          PAGE
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SECTION 1 -- DEFINITIONS AND ACCOUNTING TERMS.

        1.01          Defined Terms.........................................................1
        1.02          Use of Certain Terms.................................................36
        1.03          Accounting Terms.....................................................36
        1.04          Rounding.............................................................36
        1.05          Exhibits and Schedules...............................................37
        1.06          References to Agreements and Laws....................................37
        1.07          Delivery of Documents on the Next Business Day.......................37

SECTION 2 -- THE COMMITMENTS AND EXTENSIONS OF CREDIT.

        2.01          Revolving Loans......................................................37
        2.02          Borrowings, Conversions and Continuations of Revolving Loans.........39
        2.03          Letters of Credit....................................................39
        2.04          Swing Line Loans.....................................................44
        2.05          Prepayments..........................................................46
        2.06          Reduction or Termination of Revolving Loan Commitments...............46
        2.07          Principal and Interest...............................................47
        2.08          Fees.................................................................47
        2.09          Computation of Interest and Fees.....................................48
        2.10          Making Payments......................................................48
        2.11          Funding Sources......................................................49
        2.12          Security and Subsidiary Guaranty.....................................49
        2.13          Collection, Deposit and Transfer of Payments in Respect of
                      Accounts.............................................................49

SECTION 3 -- TAXES, YIELD PROTECTION AND ILLEGALITY.

        3.01          Taxes................................................................50
        3.02          Illegality...........................................................51
        3.03          Inability to Determine Rates.........................................51
        3.04          Increased Cost and Reduced Return; Capital Adequacy..................51
        3.05          Breakfunding Costs...................................................52
        3.06          Matters Applicable to all Requests for Compensation..................52
        3.07          Assignment of Commitments Under Certain Circumstances................53
        3.08          Survival.............................................................53

SECTION 4 -- CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT.

        4.01          Conditions of Initial Extension of Credit............................53
        4.02          Conditions to all Extensions of Credit...............................58




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                                TABLE OF CONTENTS
                                   (CONTINUED)


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SECTION 5 -- REPRESENTATIONS AND WARRANTIES.

        5.01          Existence and Qualification; Power; Subsidiaries.....................59
        5.02          Power; Authorization; Enforceable Obligations........................59
        5.03          No Legal Bar.........................................................60
        5.04          Financial Statements; No Material Adverse Effect.....................60
        5.05          Litigation...........................................................60
        5.06          No Default or Amendment..............................................61
        5.07          Ownership of Property; Liens; Real Property..........................61
        5.08          Taxes................................................................61
        5.09          Margin Regulations; Investment Company Act; Public Utility
                      Holding Company Act..................................................61
        5.10          ERISA Compliance.....................................................62
        5.11          Intellectual Property................................................62
        5.12          Compliance With Laws and Governmental Authorizations.................63
        5.13          Environmental Compliance.............................................63
        5.14          Insurance............................................................63
        5.15          Disclosure...........................................................63
        5.16          Matters Relating to Collateral.......................................64
        5.17          Solvency.............................................................65
        5.18          Certain Fees.........................................................65
        5.19          Employee Matters.....................................................65
        5.20          Tax Status...........................................................65
        5.21          Permits..............................................................65
        5.22          Shareholder Agreements...............................................65
        5.23          RSI Sale and Assignment Agreement....................................65
        5.24          Foreign Subsidiaries.................................................66

SECTION 6 -- AFFIRMATIVE COVENANTS.

        6.01          Financial Statements.................................................66
        6.02          Certificates, Notices and Other Information..........................66
        6.03          Payment of Taxes.....................................................69
        6.04          Preservation of Existence............................................69
        6.05          Maintenance of Properties............................................69
        6.06          Maintenance of Insurance.............................................69
        6.07          Compliance With Laws.................................................70
        6.08          Inspection Rights; Inventory and Accounts Receivable.................70
        6.09          Keeping of Records and Books of Account..............................70
        6.10          Compliance with ERISA................................................71
        6.11          Compliance With Agreements...........................................71
        6.12          Use of Proceeds......................................................71
        6.13          Additional Subsidiary Guarantors.....................................71




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

                                TABLE OF CONTENTS
                                   (CONTINUED)


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        6.14          Deposit Accounts and Lock Box Arrangements...........................72
        6.15          Collateral Access Agreements.........................................72
        6.16          Securities Account Control Agreements................................72

SECTION 7 -- NEGATIVE COVENANTS.

        7.01          Indebtedness.........................................................73
        7.02          Liens and Negative Pledges...........................................73
        7.03          Fundamental Changes..................................................75
        7.04          Dispositions.........................................................75
        7.05          Investments; Acquisitions............................................75
        7.06          Restricted Payments..................................................75
        7.07          ERISA................................................................76
        7.08          Change in Nature of Business.........................................76
        7.09          Transactions with Affiliates.........................................76
        7.10          Hostile Acquisitions.................................................76
        7.11          Margin Regulations...................................................76
        7.12          Financial Covenants..................................................76
        7.13          Change in Auditors...................................................77
        7.14          Fiscal Calendar......................................................77
        7.15          Amendments or Waivers of the Related Documents.......................77

SECTION 8 -- EVENTS OF DEFAULT AND REMEDIES.

        8.01          Events of Default....................................................77
        8.02          Remedies Upon Event of Default.......................................80

SECTION 9 -- ADMINISTRATIVE AGENT.

        9.01          Appointment and Authorization of Administrative Agent................81
        9.02          Delegation of Duties; Appointment of Supplemental Collateral Agents..82
        9.03          Liability of Administrative Agent....................................82
        9.04          Reliance by Administrative Agent.....................................83
        9.05          Notice of Default....................................................83
        9.06          Credit Decision; Disclosure of Information by Administrative Agent...84
        9.07          Indemnification of Administrative Agent..............................84
        9.08          Administrative Agent in Individual Capacity..........................85
        9.09          Successor Administrative Agent.......................................85
        9.10          Collateral Documents and Subsidiary Guaranty.........................85
        9.11          Administrative Agent May File Proofs of Claim........................86




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                                TABLE OF CONTENTS
                                   (CONTINUED)


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
                                                                                          PAGE
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SECTION 10 -- MISCELLANEOUS.

        10.01         Amendments; Consents.................................................87
        10.02         Requisite Notice; Effectiveness of Signatures and Electronic Mail....88
        10.03         Attorney Costs, Expenses and Taxes...................................89
        10.04         Binding Effect; Assignment...........................................90
        10.05         Set-off..............................................................92
        10.06         Sharing of Payments..................................................92
        10.07         No Waiver; Cumulative Remedies.......................................93
        10.08         Usury................................................................94
        10.09         Counterparts.........................................................94
        10.10         Integration..........................................................94
        10.11         Nature of Lenders' Obligations.......................................94
        10.12         Survival of Representations and Warranties...........................94
        10.13         Indemnity by Borrower................................................94
        10.14         Nonliability of Lenders..............................................95
        10.15         No Third Parties Benefited...........................................96
        10.16         Severability.........................................................96
        10.17         Confidentiality......................................................96
        10.18         Further Assurances...................................................97
        10.19         Headings.............................................................97
        10.20         Time of the Essence..................................................97
        10.21         Foreign Lenders......................................................97
        10.22         Governing Law........................................................98
        10.23         Waiver of Right to Trial by Jury.....................................98
        10.24         Marshalling; Payments Set Aside......................................99

EXHIBITS

          FORM OF

A-1       Request for Extension of Credit
A-2       Request for Swing Line Loan
B         Compliance Certificate
C         Borrowing Base Certificate
D         Revolving Note
E         Swing Line Note
F         Assignment and Acceptance
G-1       Opinion of Latham & Watkins, Counsel for the Borrower Parties
G-2       Opinion of Leland P. Smith, General Counsel of the Borrower Parties
H         Subsidiary Guaranty
I         Security Agreement
J         Collateral Access Agreement


SCHEDULES

1.01(a)   License Agreements
1.01(b)   Existing Investment Policies
2.01      Commitments and Pro Rata Shares
4.01(s)   Inventory Locations
5.01      Subsidiaries; Organizational and Ownership Structure; Management
5.04(b)   Financial Statements; No Material Adverse Effect
5.05      Litigation
5.06      Material Contracts
5.07      Real Property Assets
5.11      Intellectual Property
7.01      Existing Indebtedness
7.02      Liens and Negative Pledges
10.02(a) Administrative Agent's Office, Lending Offices and Addresses for Notices (as of Closing Date)
10.02(b) Administrative Agent's Office, Lending Offices and Addresses for Notices (in the event of syndication of the Loans)

                                CREDIT AGREEMENT

        This CREDIT AGREEMENT ("Agreement") is entered into as of April 24, 2001 by and among EQUITY MARKETING, INC., a Delaware corporation ("Borrower"), each lender from time to time party hereto (collectively, "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and Issuing Lender.


                                    RECITALS

        WHEREAS, Borrower has requested that Lenders and Issuing Lender provide certain credit facilities, and Lenders, Issuing Lender and Administrative Agent are willing to do so on the terms and conditions set forth herein.

        WHEREAS, Borrower desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of Lenders, a First Priority Lien on substantially all of its property, including a pledge of (a) all of its equity interests in each of its Domestic Subsidiaries, and (b) 65% of its equity interests in any Foreign Subsidiaries formed or acquired in the future.

        WHEREAS, Borrower has agreed to cause each Domestic Subsidiary, whether now existing or formed or acquired in the future, to guarantee the Obligations hereunder and under the other Loan Documents and to secure its guaranty by granting to Administrative Agent, on behalf of Lenders, a First Priority Lien on substantially all of such Domestic Subsidiary's property, including (a) a pledge of all of its equity interests in each of its Domestic Subsidiaries, and (b) 65% of its equity interests in each of its Foreign Subsidiaries.

        NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:


                                   SECTION 1.
                        DEFINITIONS AND ACCOUNTING TERMS

        1.01 DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth below:

        "Account" means, with respect to any Person, all present and future rights of such Person to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), including any creative fees, whether now existing or hereafter arising and wherever arising, and whether or not they have been earned by performance.

        "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all or any significant portion of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary (other than the creation of a newly formed Subsidiary of a Borrower Party), or
(c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary); provided that Borrower or a Wholly-Owned Subsidiary that is a Subsidiary Guarantor is the surviving entity.

        "Administrative Agent" means Bank of America, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

        "Administrative Agent-Related Persons" means Administrative Agent (including any successor agent), together with its Affiliates (including, in the case of Bank of America in its capacity as Administrative Agent and the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

        "Administrative Agent's Office" means Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as Administrative Agent hereafter may designate by written notice to Borrower and Lenders.

        "Affiliate" means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power (a) to vote 15% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

        "Agreement" means this Credit Agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

        "Applicable Amount" means the following amounts (shown below the line) per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to
Section 6.02(a) and, with respect to the Applicable Amount beginning on the Closing Date, the Compliance Certificate delivered on the Closing Date pursuant to Section 4.01(l)(ii):

                               APPLICABLE AMOUNT
                               -----------------

  PRICING        CONSOLIDATED                         EURODOLLAR
   LEVEL        LEVERAGE RATIO      COMMITMENT FEE      RATE +      BASE RATE +
------------ --------------------- ----------------- -------------- ------------
     1         (less than) 1.50:1        0.30%            1.50%         0.00%
     2        (less than) 2.00:1 but
                (greater than or
                equal to) 1.50:1         0.50%            1.75%         0.25%
     3          (greater than or
                equal to) 2.00:1         0.60%            2.25%         0.50%


; provided that the Applicable Amount for the commitment fee shall not be less than 0.50% at any time when the Outstanding Obligations are less than 25% of the combined Revolving Loan Commitments. Subject to the proviso immediately preceding the above table, the Applicable Amount shall be in effect from the date the most recent Compliance Certificate is received by Administrative Agent to but excluding the date the next Compliance Certificate is received; provided, however, that if Borrower fails to timely deliver the next Compliance Certificate, the Applicable Amount from the date such Compliance Certificate was due to but excluding the date such Compliance Certificate is received by Administrative Agent shall be that indicated for the highest pricing level set forth above, and, thereafter, the pricing level indicated by such Compliance Certificate when received.

        "Applicable Average Commitment Amount" means (a) for each of the Fiscal Quarters ending on March 31, 2001, June 30, 2001 and September 30, 2001, 10% of the Average Commitment Amount, (b) for the Fiscal Quarter ending on December 31, 2001, 15% of the Average Commitment Amount, and (c) for the Fiscal Quarter ending on March 31, 2002 and each Fiscal Quarter thereafter, 20% of the Average Commitment Amount.

        "Applicable Payment Date" means (a) as to any Eurodollar Rate Loan, the last day of the relevant Interest Period, any date that such Loan is prepaid or converted in whole or in part and the Maturity Date; provided, however, that if any Interest Period for an Eurodollar Rate Loan exceeds three months, interest shall also be paid on the date which falls every third month after the beginning of such Interest Period; and (b) as to any other Obligations, the last Business Day of each calendar quarter and the Maturity Date; provided, in each case, that interest and other amounts accruing at the Default Rate shall be payable from time to time upon demand of Administrative Agent.

        "Applicable Time" means California time.

        "Arranger" means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

        "Assignment and Acceptance" means an Assignment and Acceptance substantially in the form of Exhibit F.

        "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel and the reasonable allocated cost of internal legal services and all disbursements of internal counsel.

        "Audited Financial Statements" means the audited consolidated balance sheet of Borrower and its Subsidiaries for the Fiscal Year ended December 31, 1999, and the related consolidated statements of income, stockholders' equity and cash flows for such Fiscal Year.

        "Average Commitment Amount" means, for any period, the average amount of the combined Commitments for such period.

        "Bank of America" means Bank of America, N.A.

        "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

        "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%, or (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." Such rate is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

        "Base Rate Loan" means a Revolving Loan or Swing Line Loan bearing interest based on the Base Rate.

        "BK" means Burger King Corporation, a Florida corporation.

        "BK Services Agreement" means that certain Services Agreement dated as of September 4, 1996 between Borrower and Burger King Corporation, as such agreement is in effect on the Closing Date and as such agreement may be amended from time to time thereafter to the extent permitted under Section 7.15 of this Agreement.

        "Borrower" has the meaning set forth in the introductory paragraph hereto.

        "Borrower Party" means Borrower or any Person that is an Affiliate thereof (except Lenders, Administrative Agent and any of their respective Affiliates) from time to time party to a Loan Document.

        "Borrowing" and "Borrow" each mean a borrowing of Loans hereunder.

        "Borrowing Base" means, as at any date of determination, an aggregate amount equal to:

               (a) eighty percent (80%) of (i) Eligible Accounts Receivable less
        (ii) the amount of any deposits or advances received by Borrower or any of its Subsidiaries relating to Eligible Accounts Receivable or Eligible Inventory and any amounts payable for RSI administrative expenses, RSI contingency reserves, RSI surcharges (not including amounts payable for RSI administrative expenses, RSI contingency reserves and RSI surcharges that are attributable to Accounts not falling within the definition of Eligible Accounts Receivable), BK royalty payments, and other similar matters (other than Volume Rebates (as defined in Section 7 of that certain Amendment to Premium Supply Agreement dated as of May 7, 1996) and sharing of savings as provided in Section 6 of such Amendment to Premium Supply Agreement), plus

               (b) eighty percent (80%) of the aggregate principal amount outstanding under the RSI Note, plus

               (c) the applicable Eligible Inventory Advance Rate times the amount of Eligible Inventory, less

               (d) the aggregate amount of reserves, if any, established by Administrative Agent in the exercise of its Permitted Discretion (and which is approved by either Borrower or by Required Lenders, provided that if Borrower does not respond to a request for approval within 5 days, Borrower shall be deemed to have granted its approval) against Eligible Accounts Receivable and Eligible Inventory;

provided that Administrative Agent, in the exercise of its Permitted Discretion, may, with the consent of either Borrower or Required Lenders, (i) increase or decrease reserves against Eligible Accounts Receivable and Eligible Inventory, and (ii) reduce the advance rates (including the Eligible Inventory Advance
Rate) provided in this definition, or restore such advance rates to any level equal to or below the advance rates in effect as of the Closing Date; provided, further, that the applicable Eligible Inventory Advance Rate times the amount of Eligible Inventory shall not exceed 40% of the Borrowing Base.

        "Borrowing Base Certificate" means a certificate substantially in the form of Exhibit C annexed hereto delivered to Administrative Agent by Borrower pursuant to Section 4.01(l) or Section 6.02(n).

        "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, California or the state in which the Administrative Agent's Office is located (which, as of the date hereof, is the State of Washington) and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the applicable offshore Dollar interbank market.

        "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

        "Cash Agreements" means (i) that certain agreement dated as of the Closing Date by and among Borrower, Administrative Agent, and Bank of America, as depository bank, covering the Deposit Accounts identified therein, and (ii) each other agreement executed and delivered by a Borrower Party, Administrative Agent and Bank of America, as depository bank, after the Closing Date covering the Deposit Accounts identified therein, in each case in form and substance satisfactory to Administrative Agent, as such Cash Agreements may be amended, supplemented or otherwise modified from time to time. "Cash Agreements" means all such Cash Agreements, collectively.

        "Certificate of Designation" means that certain Certificate of Designation of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of Borrower filed with the Secretary of State of the State of Delaware on March 29, 2000 pursuant to Section 151 of the General Corporation Law of the State of Delaware.

        "Change of Control" means a "Change of Control" (as defined in the certain Certificate of Designation as in effect on the date hereof).

        "Closing Date" means April 24, 2001.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Collateral" means, collectively, substantially all of the real, personal and mixed property (including all of the capital stock of Domestic Subsidiaries and 65% of the capital stock of each Foreign Subsidiary) in which Liens are purported to be granted by the Collateral Documents.

        "Collateral Access Agreement" means any landlord waiver, mortgagee waiver, bailee letter or any similar acknowledgement agreement of any landlord or mortgagee in respect of any Real Property Asset or other location where any Inventory is located or any warehouseman or processor in possession of Inventory (other than immaterial Inventory) (which locations, as of the date hereof, are set forth on Schedule 4.01(s)), substantially in the form of Exhibit J annexed hereto, with such changes thereto as may be agreed to by Administrative Agent in the reasonable exercise of its discretion.

        "Collateral Documents" means the Cash Agreements, the lock box agreements, the Security Agreement, the Collateral Access Agreements, the Securities Account Control Agreements and all other instruments or documents delivered by any Borrower Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any real, personal or mixed property of that Borrower Party as security for the Obligations.

        "Commercial Letters of Credit" means Letters of Credit issued by the Issuing Lender for the account of Borrower under which the payment for the purchase of Inventory by Borrower is made in the ordinary course of business through the presentation of applicable documentation, such as drafts, bills of lading and other documents.

        "Commitment" means, for each Lender, such Lender's Revolving Loan Commitment (collectively, the "Combined Commitments").

        "Compliance Certificate" means a certificate substantially in the form of Exhibit B, properly completed and signed by a Responsible Officer of Borrower.

        "Conforming Letter of Credit" means (i) an irrevocable letter of credit satisfactory to Administrative Agent (as to form, substance and issuer) that is assigned to and directly drawable by Administrative Agent (unless such assignment and direct drawability is waived by Administrative Agent), or (ii) an irrevocable letter of credit satisfactory to Administrative Agent (as to form, substance and issuer) in which the letter of credit rights thereunder Administrative Agent has a perfected First Priority Lien.

        "Consolidated Adjusted Cash Flow" means, for any period, without duplication (a) Consolidated EBITDA for such period, minus (b) non-financed capital expenditures made during such period, minus (c) income taxes paid in cash during such period; all for Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

        "Consolidated Capital Expenditures" means, for any period, the sum of
(i) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Borrower and its Subsidiaries) by Borrower and its Subsidiaries during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries but excluding the aggregate of all expenditures by Borrower and its Subsidiaries during that period to acquire (by purchase or otherwise) the business, property or fixed assets of any Person, or the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Subsidiary of Borrower. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

        "Consolidated EBITDA" means, for any period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to (A) the sum of (i) Consolidated Net Income, (ii) Consolidated Interest Charges, (iii) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, (iv) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, and (v) any extraordinary losses or non-recurring charges not requiring the expenditure of cash decreasing Consolidated Net Income (but not including such non-cash losses or charges for such period that will give rise to cash expenditures in the future), minus (B) any extraordinary gains or non-recurring items increasing Consolidated Net Income.

        "Consolidated Fixed Charges" means, for any period, (without duplication) the sum of (a) Consolidated Interest Charges payable in cash during such period, (b) scheduled principal payments during such period on Indebtedness (not including scheduled principal payments or reductions of Commitments under this Agreement), (c) the Applicable Average Commitment Amount, (d) the aggregate amount of Restricted Payments made by Borrower during such period, all for Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

        "Consolidated Funded Indebtedness" means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations and liabilities, whether current or long-term, for borrowed money (including Obligations hereunder), (b) that portion of obligations with respect to Capital Leases that are capitalized in the consolidated balance sheet of Borrower and its Subsidiaries, and (c) without duplication, all Guaranty Obligations with respect to Indebtedness of the type specified in subsections (a) and (b) above of Persons other than Borrower or any Subsidiary.

        "Consolidated Interest Charges" means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses of Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest, but excluding non-cash interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of Borrower and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

        "Consolidated Leverage Ratio" means, as at any date of determination, the ratio of Consolidated Funded Indebtedness outstanding on such date, to Consolidated EBITDA for the four Fiscal Quarters ending on or immediately prior to such date.

        "Consolidated Net Income" means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the net income of Borrower and its Subsidiaries from continuing operations after extraordinary items (excluding gains or losses from Dispositions of assets) for that period.

        "Continuation" and "Continue" mean, with respect to any Eurodollar Rate Loan, the continuation of such Eurodollar Rate Loan as an Eurodollar Rate Loan on the last day of the Interest Period for such Loan.

        "Contractual Obligation" means, as to any Person, any provision of any Security issued by such Person or of any agreement, instrument, Mortgage or undertaking to which such Person is a party or by which it or any of its property is bound or to which it or any of its properties is subject.

        "Conversion" and "Convert" mean, with respect to any Loan, the conversion of such Loan from or into another type of Loan.

        "Crown" means Crown EMAK Partners, LLC, a Delaware limited liability company formerly known as Crown Acquisition Partners, LLC.

        "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

        "Default" means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

        "Default Rate" means an interest rate equal to the Base Rate plus the Applicable Amount, if any, applicable to Base Rate Loans plus 2% per annum; provided, however, that with respect to an Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Amount) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

        "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

        "Disposition" or "Dispose" means the sale, transfer, license or other disposition (including any sale and leaseback transaction and including any condemnation and any sale in lieu of condemnation) of any property by any Person, including any sale, assignment, transfer or other disposal with or without recourse of any notes or accounts receivable or any rights and claims associated therewith, and any sale, assignment, transfer or other disposition of stock in a Subsidiary of such Person or any insurance policies or any rights thereunder.

        "Dollar" and "$" means lawful money of the United States of America.

        "Domestic Subsidiary" means, at anytime, each Subsidiary of Borrower which is created, organized or domesticated in the United States or under the law of the United States or any state or territory thereof.

        "Earn-Out Agreement" means an "earn-up" or "earn-out" agreement or other deferred payment obligation incurred in connection with any Acquisition based upon the achievement of any criteria specified in the agreements entered into in connection with such Acquisition.

        "EBITDA" means, (without duplication) with respect to any Person, division or business and with respect to any period, the sum of (i) (a) net income for such period from continuing operations after extraordinary items (excluding gains or losses from dispositions of assets), (b) interest charges for such period, (c) the amount of taxes, based on or measured by income, used or included in the determination of such net income, (d) the amount of depreciation and amortization expense deducted in determining such net income, and (e) any extraordinary losses or non-recurring charges not requiring the expenditure of cash decreasing net income for such period (but not including such non-cash losses or charges for such period that will give rise to cash expenditures in the future), minus (ii) any extraordinary gains or non-recurring items increasing net income for such period.

        "Eligible Accounts Receivable" means Accounts of Borrower and its Domestic Subsidiaries which are Borrower Parties resulting from sales in the ordinary course of business and deemed by Administrative Agent in the exercise of its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base. In determining the amount to be so included, the face amount of such Accounts shall be reduced by the amount of all returns, discounts, deductions, claims, credits, charges, or other allowances. Unless otherwise approved in writing by Administrative Agent (with the consent of Required Lenders), an Account shall not be an Eligible Account Receivable if:

               (a) it arises out of a sale made to an Affiliate or employee of Borrower or any of its Subsidiaries; or

               (b) its payment terms are longer than 90 days from date of invoice; provided, however, such period shall be 120 days for any investment grade account debtors or account debtors backed by a Conforming Letter of Credit; or

               (c) it is unpaid more than 90 days after the date of invoice; provided, however, such period shall be 120 days for any investment grade account debtors or Accounts backed by a Conforming Letter of Credit; or

               (d) it is from the same account debtor or its Affiliate and 25% or more of the amount of all Accounts from that account debtor (and its Affiliates) are ineligible under (c) above; or

               (e) when aggregated with all other Accounts of an account debtor, the amount of such Account exceeds 10% in face amount of all Accounts then outstanding, but only to the extent of such excess, unless such excess is supported by a Conforming Letter of Credit; provided, however, that Accounts resulting from sales in the ordinary course of business to Alcone Marketing Group shall not be determined to be ineligible under this clause (e); or

               (f) the account debtor for such Account is a creditor of Borrower or any of its Subsidiaries, has or has asserted a contra account or a right of setoff against Borrower or any of its Subsidiaries, or has disputed its liability or otherwise has made any claim with respect to such Account or any other Account which has not been resolved, in each case to the extent of the amount owed by Borrower or any of its Subsidiaries to such account debtor, the amount of such actual or asserted right of setoff, or the amount of such dispute or claim, as the case may be; or

               (g) (i) the account debtor is (or its assets are) the subject of any proceeding under Debtor Relief Laws, (ii) the account debtor makes an assignment for the benefit of creditors, (iii) the account debtor applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property, (iv) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such account debtor, (v) any proceeding under Debtor Relief Laws relating to any such account debtor or its assets is instituted without the consent of that account debtor, or (vi) an order for relief is entered in any such proceeding; or

               (h) such Account is not payable in Dollars or the account debtor for such Account is located outside the United States or Puerto Rico, unless such Account is supported by a Conforming Letter of Credit; or

               (i) the sale to the account debtor is on a bill-and-hold, guarantied sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return; or

               (j) Administrative Agent determines by the reasonable application of its own credit analysis with respect to such Account that collection of such Account is uncertain or that such Account may not be paid; or

               (k) the account debtor is the United States of America, any state, any municipality or any department, agency or instrumentality of any of the foregoing; or

               (l) the goods giving rise to such Account have not been shipped (if applicable) and delivered to and accepted by the account debtor, the services giving rise to such Account have not been performed and accepted, or such Account otherwise does not represent a final sale; or

               (m) such Account does not comply with all Requirements of Law in any material respect, including the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System; or

               (n) such Account is not subject to a valid and perfected First Priority Lien in favor of Administrative Agent or does not otherwise conform to the representations and warranties contained in the Loan Documents; or

               (o) Alcone Marketing Group is the account debtor for such Account, and the face amount of such Account, together with the aggregate face amount of all other Accounts then outstanding for which Alcone Marketing Group is the account debtor and which fall within the definition of Eligible Accounts Receivable, exceeds $13,000,000, but only to the extent of such excess;

provided that Administrative Agent, in the exercise of its Permitted Discretion, may (i) with the consent of either Borrower or Required Lenders (provided that if Borrower does not respond to a request for consent within 5 days, Borrower shall be deemed to have granted its consent), impose additional restrictions on the standards set forth in clauses (a) through (e) above, and (ii) with the consent of either Borrower or Required Lenders (provided that if Borrower does not respond to a request for consent within 5 days, Borrower shall be deemed to have granted its consent), impose additional restrictions (or eliminate the same) to the other standards of eligibility set forth in this definition; provided, further, that Administrative Agent, after reviewing any collateral field examination to be delivered pursuant to Section 6.08(b), may, with the consent of either Borrower or Required Lenders, impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in this definition.

        "Eligible Assignee" means (a) a financial institution organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary; (d) another Lender; (e) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act of 1933, as amended) which extends credit or buys loans as one of its businesses, including but not limited to, insurance companies, mutual funds and lease financing companies; or (f) other lenders or institutional investors consented to in writing in advance by Administrative Agent and Borrower (provided that no such Borrower consent shall be required during the existence of a Default or an Event of Default). Notwithstanding the foregoing, no Borrower Party, BK or RSI, or any Affiliate thereof, shall be an Eligible Assignee.

        "Eligible Inventory" means the aggregate amount of Inventory of Borrower and its Domestic Subsidiaries which are Borrower Parties deemed by Administrative Agent in the exercise of its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base (it being understood that the amount of Eligible Inventory shall not exceed $6,000,000 at any time). In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with GAAP and Borrower's current and historical accounting practice. Unless otherwise approved in writing by Administrative Agent (with the consent of Required Lenders), an item of Inventory shall not be included in Eligible Inventory if:

               (a) it is not owned solely by such Borrower Party or such Borrower Party does not have good, valid and marketable title thereto; or

               (b) it is not located in the United States or in transit thereto; or

               (c) it is not subject to a purchase order or other firm delivery contract (which may be an oral agreement that is followed by a written contract in the ordinary course of business) under a Program Sales Contract or other similar contract with Persons satisfactory to Administrative Agent (which approval shall not be unreasonably withheld); or

               (d) (i) it is not on a ship or aircraft in transit to the United States, or (ii) it is not located on or in transit to a contract warehouse or property owned or leased by such Borrower Party or in a contract warehouse, in each case subject to a Collateral Access Agreement executed by any applicable mortgagee, lessor or contract warehouseman, as the case may be, and segregated or otherwise separately identifiable from goods of others, if any, stored on the premises; or

               (e) it is not subject to a valid and perfected First Priority Lien in favor of Administrative Agent (excluding goods in transit) except, with respect to Inventory stored at sites described in clause
        (d) above, for Liens for unpaid rent not overdue or normal and customary warehousing charges not overdue; or

               (f) it consists of goods returned or rejected by such Borrower Party's customers; or

               (g) it is not first-quality finished goods, is damaged, defective, obsolete or slow moving, or does not otherwise conform to the representations and warranties contained in the Loan Documents; or

               (h) it consists of work-in-process, supplies, packaging materials, marketing materials, freight or duty (except freight or duty with respect to Program Sales Contracts); or

               (i) it consists of consigned goods;

provided that Administrative Agent, in the exercise of its Permitted Discretion, may, with the consent of either Borrower or Required Lenders (provided that if Borrower does not respond to a request for consent within 5 days, Borrower shall be deemed to have granted its consent), impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in this definition; provided, further, that Administrative Agent, after reviewing any collateral field examination to be delivered pursuant to Section 6.08(b), may, with the consent of either Borrower or Required Lenders (provided that if Borrower does not respond to a request for consent within 5 days, Borrower shall be deemed to have granted its consent), impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in this definition.

        "Eligible Inventory Advance Rate" means 65% (subject to the final proviso in the definition of Borrowing Base), except that:

               (a) the Eligible Inventory Advance Rate will be reduced to 40% in the circumstances set forth in the Periodic Backlog Agreement; provided that the Eligible Inventory Advance Rate will revert to 65% in the circumstances set forth in the Periodic Backlog Agreement; and

               (b) the Eligible Inventory Advance Rate will be permanently reduced to 0% upon the occurrence of a Trigger Event.

        "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any hazardous material at, in, or from property, whether or not owned by any Borrower Party.

        "Environmental Laws" means all Laws relating to environmental, health, safety and land use matters applicable to any property.

        "ERISA" means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto, as amended from time to time.

        "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

        "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan (other than a Multiemployer Plan); (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

        "Eurodollar Base Rate" has the meaning set forth in the definition of Eurodollar Rate.

        "Eurodollar Rate" means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by Administrative Agent pursuant to the following formula:

                                         Eurodollar Base Rate
                   Eurodollar      --------------------------------------
                       Rate     =   1.00 - Eurodollar Reserve Percentage
        Where,

               "Eurodollar Base Rate" means, for such Interest Period:

               (a) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the page of the Telerate screen that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

               (b) in the event the rate referenced in the preceding subsection
        (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

               (c) in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, Continued or Converted by Administrative Agent (or its Affiliate) in its capacity as a Lender and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

               "Eurodollar Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

        The determination of the Eurodollar Reserve Percentage and the Eurodollar Base Rate by Administrative Agent shall be conclusive in the absence of manifest error.

        "Eurodollar Rate Loan" means a Revolving Loan bearing interest based on the Eurodollar Rate.

        "Eurodollar Reserve Percentage" has the meaning set forth in the definition of Eurodollar Rate.

        "Event of Default" means any of the events specified in Section 8.

        "Existing Credit Facility" means that certain Amended and Restated Credit Agreement dated as of December 10, 1998 by and among Sanwa Bank California, the lenders party thereto and Borrower, as amended, restated, extended, supplemented or otherwise modified prior to the Closing Date.

        "Extension of Credit" means (a) a Borrowing, Conversion or Continuation of Loans, and (b) a Letter of Credit Action wherein a new Letter of Credit is issued or which has the effect of increasing the amount of, extending the maturity of, or making a material modification to an outstanding Letter of Credit or the reimbursement of drawings thereunder (collectively, the "Extensions of Credit").

        "Facilities" means any and all real property (including all buildings, fixtures or other improvements located thereon) now or hereafter during the term of this Agreement owned, leased, operated or used or heretofore owned by (i) Borrower or any of its Subsidiaries, (ii) any of their respective predecessors by merger or consolidation, or (iii) any of Borrower's Affiliates that are directly or indirectly controlled by Borrower.

        "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that
(a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by Administrative Agent.

        "Fee Property" means a Real Property Asset consisting of a fee interest in real property.

        "Financial Letters of Credit" means standby Letters of Credit issued for the account of Borrower under which the Issuing Lender is irrevocably obligated to pay a third party beneficiary when Borrower fails to repay an outstanding obligation.

        "First Priority" means, with respect to any Lien to be created in any Collateral pursuant to any Collateral Document, that such Lien is perfected and
(i) with respect to Collateral which is not a part of the Borrowing Base, has priority over any other Lien on such Collateral other than Liens permitted by
Section 7.02(a), and (ii) with respect to Collateral which is a part of the Borrowing Base, such Lien is the only Lien (other than Ordinary Course Liens) to which such Collateral is subject.

        "Fiscal Quarter" means a fiscal quarter of any Fiscal Year, which end on March 31, June 30, September 30 and December 31 of each calendar year.

        "Fiscal Year" means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year.

        "Fixed Charge Coverage Ratio" means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Adjusted Cash Flow for the four Fiscal Quarters ending on or immediately preceding such date, to (b) Consolidated Fixed Charges for such four Fiscal Quarters.

        "Foreign Subsidiary" means, at any time, each Subsidiary of Borrower that is not a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Required Lenders shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders), provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

        "Governmental Authority" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, central bank or public body (including the United States Customs Service), or (c) any court or administrative tribunal.

        "Governmental Authorization" means any permit, license, registration, approval, qualification, authorization, plan, directive, order, consent, exemption, waiver, consent order or consent decree of or from, or notice to, action by or filing (other than routine filings) with, any Governmental Authority.

        "Guaranty Obligation" means, as to any Person, any (a) guaranty by such Person of Indebtedness of, or other obligation payable or performable by, any other Person or (b) assurance, agreement, letter of responsibility, letter of awareness, undertaking or arrangement given by such Person to an obligee of any other Person with respect to the payment or performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any "keep-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Guaranty Obligation or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

        "Hostile Acquisition" means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition and which approval remains in effect) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation.

        "Indebtedness" means, as to any Person at a particular time, all of the following:

               (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

               (b) any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker's acceptances, bank guaranties, surety bonds and similar instruments;

               (c) obligations under any Swap Contract to the extent recognized as liabilities under GAAP;

               (d) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person in connection with Non-Compete/Consulting Agreements and all obligations of such Person to pay the deferred purchase price of property or services (other than pursuant to Earn-Out Agreements), and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

               (e) obligations in connection with Earn-Out Agreements to the extent recognized as liabilities in accordance with GAAP;

               (f) lease payment obligations under Capital Leases or Synthetic Lease Obligations; and

               (g) all Guaranty Obligations of such Person in respect of any of the foregoing.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person (except for customary exceptions to such non-recourse provisions that are acceptable to Required Lenders).

        "Indemnified Liabilities" has the meaning set forth in Section 10.13.

        "Indemnitees" has the meaning set forth in Section 10.13.

        "Intellectual Property" means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of the Borrower Parties as currently conducted.

        "Interest Period" means, for each Eurodollar Rate Loan, (i) initially, the period commencing on the date such Eurodollar Rate Loan is disbursed or Converted into such Eurodollar Rate Loan and (ii) thereafter, the period commencing on the last day of the preceding Interest Period, and ending, in each case, on the earlier of (x) the scheduled Maturity Date, or (y) at Borrower's discretion as set forth in the applicable Request for Extension of Credit, one, two, three or six months thereafter; provided that:

               (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

               (b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

               (c) unless Administrative Agent otherwise consents, there may not be more than eight (8) Interest Periods for Eurodollar Rate Loans in effect at any time.

        "Inventory" means, with respect to any Borrower Party, all goods, merchandise and other personal property which are held for sale or lease by such Borrower Party.

        "Investment" means, as to any Person, any acquisition or any investment by such Person, whether by means of the purchase or other acquisition of stock or other securities of any other Person or by means of a loan, creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests in such other Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (including any repayments thereof), without adjustment for subsequent increases or decreases in the value of such Investment.

        "IP Collateral" means, collectively, the Collateral consisting of Intellectual Property under the Security Agreement.

        "IRS" means the United States Internal Revenue Service.

        "Issuing Lender" means Bank of America, or any successor issuing lender hereunder.

        "Kurz Employment Agreement" means that certain Employment Agreement, dated as of January 1, 1999, by and between Borrower and Donald A. Kurz, as such agreement is in effect on the Closing Date and as such agreement may be amended from time to time thereafter to the extent permitted under Section 7.15 of this Agreement.

        "Laws" or "Law" means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

        "Leasehold Property" means any leasehold or subleasehold interest of any Borrower Party as lessee or sublessee under any lease or sublease of real property.

        "Lender" means each lender from time to time party hereto and, as the context requires, Swing Line Lender and Issuing Lender.

        "Lending Office" means, as to any Lender, the office or offices of such Lender described on Schedule 10.02, or such other office or offices as a Lender may from time to time notify Administrative Agent.

        "Letter of Credit" means any letter of credit issued or outstanding hereunder. Each Letter of Credit shall be either a Commercial Letter of Credit or a Financial Letter of Credit.

        "Letter of Credit Action" means the issuance, supplement, amendment, renewal, extension, modification or other action relating to a Letter of Credit hereunder.

        "Letter of Credit Application" means an application for a Letter of Credit Action from time to time in use by Issuing Lender.

        "Letter of Credit Cash Collateral Account" means a blocked deposit account at Bank of America in which Borrower hereby grants a security interest to Administrative Agent, on behalf of Lenders, as security for Letter of Credit Usage and with respect to which Borrower agrees to execute and deliver from time to time such documentation as Administrative Agent or Bank of America may reasonably request to further assure and confirm such security interest.

        "Letter of Credit Sublimit" means (a) with respect to Commercial Letters of Credit, an amount equal to the lesser of the combined Revolving Loan Commitments, and $5,000,000, and (b) with respect to Financial Letters of Credit, an amount equal to the lesser of the combined Revolving Loans Commitments, and $2,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the combined Revolving Loan Commitments.

        "Letter of Credit Usage" means, as at any date of determination, the aggregate undrawn face amount of outstanding Letters of Credit plus the aggregate amount of all drawings under the Letters of Credit not reimbursed by Borrower or converted into Revolving Loans.

        "License Agreements" means each of the license agreements listed on
Schedule 1.01(a) annexed hereto, as such agreements are in effect on the Closing Date and as such agreements may be amended from time to time thereafter to the extent permitted under Section 7.15 of this Agreement.

        "Lien" means any Mortgage, pledge, hypothecation, assignment, deposit arrangement (in the nature of compensating balances, cash collateral accounts or security interests), encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

        "Loan" means any advance made by any Lender to Borrower as provided in
Section 2 (collectively, the "Loans"), and may be a Base Rate Loan or an Eurodollar Rate Loan, and includes any Swing Line Loan or Revolving Loan.

        "Loan Documents" means this Agreement and each Note, each Letter of Credit Application, the Subsidiary Guaranty, the Collateral Documents, the Periodic Backlog Agreement, each Request for Extension of Credit, each Compliance Certificate, each Borrowing Base Certificate, each certificate, each fee letter, and each other instrument, document and agreement from time to time delivered by a Borrower Party in connection with this Agreement.

        "Margin Stock" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

        "Material Adverse Effect" means any set of circumstances or events which
(a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), business, assets, operations or prospects of the Borrower Parties taken as a whole, or (c) materially impairs or could reasonably be expected to materially impair the ability of the Borrower Parties to perform the Obligations.

        "Material Contract" means any contract or other arrangement to which Borrower or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

        "Maturity Date" means (a) April 26, 2004, or (b) such earlier date upon which the Commitments are terminated in accordance with the terms of this Agreement.

        "Minimum Amount" means, with respect to each of the following actions, the minimum amount and any multiples in excess thereof set forth opposite such action:

                                                                     MULTIPLES IN
                    TYPE OF ACTION                MINIMUM AMOUNT    EXCESS THEREOF
        ---------------------------------------  ----------------  ----------------
        Borrowing or prepayment of, or                 $100,000           $50,000
        Conversion into, Base Rate Loans
        Borrowing, prepayment or Continuation        $1,000,000           $50,000
        of, or Conversion into, Eurodollar
        Rate Loans
        Borrowing or prepayment of, Swing Line          $50,000              None
        Loans
        Letter of Credit Action                            None              None
        Reduction in Commitments                     $1,000,000        $1,000,000
        Assignments                                  $5,000,000              None


        "Mortgage" means an instrument (whether designated as a deed of trust, a trust deed, a deed to secure debt or a mortgage or by any similar title), in form and substance satisfactory to Administrative Agent, executed and delivered by Borrower or any of its Domestic Subsidiaries encumbering a Fee Property, as such instrument may be amended, supplemented or otherwise modified from time to time.

        "Multiemployer Plan" means any "Multiemployer Plan" within the meaning of Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by Borrower or an ERISA Affiliate.

        "Negative Pledge" means a Contractual Obligation that restricts Liens on property.

        "Non-Compete/Consulting Agreement" means a non-competition agreement, consulting agreement or other similar obligation incurred by any Borrower Party in connection with any Acquisition.

        "Notes" means, collectively, the Revolving Notes and the Swing Line
Note.

        "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement of any proceeding under any Debtor Relief Laws by or against any Borrower Party.

        "Ordinary Course Dispositions" means:

               (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

               (b) Dispositions of cash, cash equivalents, inventory and other property in the ordinary course of business, including "blow-out" sales of Inventory which at the time of sale is not included in the Borrowing Base;

               (c) Dispositions of Accounts and notes received from customers to collection agencies in the ordinary course of business or as a result of the insolvency of such customer; provided that at the time of sale such Accounts and notes are not included in the Borrowing Base;

               (d) Dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement property or where Borrower or any Subsidiary determine in good faith that the failure to replace such equipment will not be detrimental to the business of Borrower or such Subsidiary; and

               (e) Dispositions of assets or property by any Subsidiary to Borrower or a Wholly-Owned Domestic Subsidiary;

provided, however, that no such Disposition shall be for less than the fair market value (as reasonably determined by Borrower) of the property being disposed of.

        "Ordinary Course Indebtedness" means:

               (a) intercompany Guaranty Obligations of any Borrower Parties guarantying Indebtedness otherwise permitted hereunder of other Borrower Parties;

               (b) Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds;

               (c) Ordinary Course Swap Obligations;

               (d) trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue for a period of more than 90 days (unless the amount payable is subject to a good faith dispute, for which adequate reserves are maintained on the books of the applicable Borrower Party in accordance with GAAP, and such amount payable is non-interest bearing);

               (e) Indebtedness of Borrower to any of its Wholly-Owned Domestic Subsidiaries, and Indebtedness of any Wholly-Owned Domestic Subsidiary to Borrower or any other Wholly-Owned Domestic Subsidiary; provided that
        (a) all such intercompany Indebtedness shall be evidenced by promissory notes that are pledged to Administrative Agent pursuant to the terms of the applicable Collateral Document, (b) all such intercompany Indebtedness owed by Borrower to any of its Domestic Subsidiaries shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, and (c) any payment by any Domestic Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Domestic Subsidiary to Borrower or to any of its Domestic Subsidiaries for whose benefit such payment is made; and

               (f)    deferred taxes.

        "Ordinary Course Investments" means Investments consisting of:

               (a) cash and Investments permitted under Borrower's existing investment policies set forth on Schedule 1.01(b) annexed hereto;

               (b) advances to officers, directors and employees of Borrower and its Domestic Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

               (c) Investments of any Domestic Subsidiary in Borrower or a Wholly-Owned Domestic Subsidiary;

               (d) extensions of credit to customers or suppliers of Borrower and Domestic Subsidiaries in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof;

               (e) Guaranty Obligations permitted by Section 7.01;

               (f) loans to employees of Borrower and its Domestic Subsidiaries in an aggregate amount not to exceed $250,000 in any Fiscal Year;

               (g) Investments by Borrower in any Domestic Subsidiary that becomes a Borrower Party; and

               (h) Investments received as a result of the insolvency or financial instability of a customer.

        "Ordinary Course Liens" means:

               (a) Liens for taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

               (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not delinquent for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if (1) adequate reserves with respect thereto are maintained on the books of the applicable Person, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

               (c) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation, so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

               (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

               (e) easements, rights-of-way, restrictions and other similar encumbrances affecting real property granted to third parties in accordance with any applicable terms of the Collateral Documents which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person or result in a material diminution in the value of any Collateral as security for the Obligations;

               (f) attachment, judgment or other similar Liens arising in connection with litigation or other legal proceedings (and not otherwise an Event of Default hereunder) in the ordinary course of business that is currently being contested in good faith by appropriate proceedings, adequate reserves have been set aside and no material property is subject to a material risk of loss or forfeiture;

               (g) Liens on Inventory purported to be reserved by the licensor of intellectual property rights necessary for the manufacture and sale of such Inventory; provided that such Liens shall not be perfected by the filing of a UCC-1 financing statement or otherwise;

               (h) Liens in favor of depository institutions to secure customary fees and other similar amounts payable thereto on account of deposit accounts maintained by such depository institutions; and

               (j) other Liens incidental to the conduct of the business or the ownership of any rights in the assets of any Borrower Party which were not incurred in connection with borrowed money and which do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of the business and which, in all events, do not secure obligations aggregating in excess of $100,000.

        "Ordinary Course Swap Obligations" means all obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under any Swap Contract, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such

Person, or changes in the value of securities issued by such Person and not for purposes of speculation or taking a "market view;" and (b) such Swap Contracts do not contain any provision ("walk-away" provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

        "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership or joint venture agreement and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

        "Outstanding Obligations" means, as of any date, and giving effect to making any Extensions of Credit requested on such date and all payments, repayments and prepayments made on such date, (a) when reference is made to all Lenders, the sum of (i) the aggregate outstanding principal amount of all Loans and (ii) all Letter of Credit Usage, and (b) when reference is made to one Lender, the sum of (i) the aggregate outstanding principal amount of all Loans made by such Lender (excluding, in the case of Swing Line Lender, its Swing Line Loans except to the extent provided in clause (iii) below), (ii) such Lender's ratable risk participation in all Letter of Credit Usage, and (iii) such Lender's ratable risk participation in all outstanding Swing Line Loans.

        "Participant" has the meaning specified in Section 10.04(d).

        "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.

        "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

        "Periodic Backlog" means, as of any date of determination, the number of units shipped with respect to Program Sales plus the number of units under purchase orders to be shipped with respect to Program Sales, in each case calculated based on the Rolling Test.

        "Periodic Backlog Agreement" means that certain agreement dated as of the date hereof between Borrower and Administrative Agent relating to the Periodic Backlog.

        "Periodic Backlog Reduction" has the meaning set forth in the Periodic Backlog Agreement.

        "Permitted Acquisition" means an Acquisition with respect to which all of the following conditions shall have been satisfied:

        (a) the Person, division or business being acquired (the "Target") shall be in the business of promotional marketing services;

        (b) after giving effect to the Acquisition, the Target, if a Person, shall be a Domestic Subsidiary (except for the UK Acquisition, provided that the UK Acquisition is consummated in Fiscal Year 2001), and Borrower and the Target shall, concurrently with the Acquisition, comply with the provisions of Section 6.13, if applicable;

        (c) the Acquisition shall not be a Hostile Acquisition;

        (d) the aggregate amount of the Total Consideration paid for all Acquisitions where the EBITDA of the Target for the four fiscal quarter period immediately preceding the date of the Acquisition was equal to or less than zero shall not exceed $5,000,000 in any Fiscal Year;

        (e) after giving effect to the Acquisition, the aggregate amount of the Total Consideration paid for all Acquisitions from and after the Closing Date shall not exceed $50,000,000 (excluding the Total Consideration paid for the UK Acquisition, provided that the UK Acquisition is consummated in Fiscal Year
2001);

        (f) at the time of the Acquisition and after giving pro forma effect thereto (including giving pro forma effect to any Indebtedness assumed or incurred in connection therewith), (i) Borrower shall be in compliance with each of the covenants set forth in Section 7 hereof, (ii) the Consolidated Leverage Ratio will not exceed the minimum Consolidated Leverage Ratio set forth in
Section 7.14 for the next succeeding Fiscal Quarter minus 0.25; and (iii) there shall have occurred and be continuing no Default or Event of Default;

        (g) at least 10 days prior to the date of the Acquisition (or such shorter period as may be approved in writing by Administrative Agent), Borrower shall have delivered to Administrative Agent an environmental questionnaire completed by Target with respect to all real property owned in fee by the Target or any of its Subsidiaries and all leases of real property as to which the Target or any of its Subsidiaries has a leasehold interest (except for office space and storage space where only finished goods are stored), and the form and substance of such questionnaire (including the responses and representations contained therein) shall be satisfactory to Administrative Agent and, if any issues are disclosed therein, Required Lenders;

        (h) if no Loans are outstanding as of the date of the Acquisition and no Loans are made to finance, directly or indirectly, the Acquisition, after giving effect to the Acquisition the aggregate amount of the Total Consideration paid for all Acquisitions in the then current Fiscal Year shall not exceed $20,000,000 (excluding the Total Consideration paid for the UK Acquisition, provided that the UK Acquisition is consummated in Fiscal Year 2001); provided that if Borrower issues at least $10,000,000 of Borrower's common equity as part of the Total Consideration for all Acquisitions in such Fiscal Year, then such $20,000,000 limit shall increase to $30,000,000 (excluding the Total Consideration paid for the UK Acquisition, provided that the UK Acquisition is consummated in Fiscal Year 2001);

        (i) if any Loans are outstanding as of the date of the Acquisition or any Loans are made to finance, directly or indirectly, the Acquisition, after giving effect to the Acquisition the aggregate amount of the Total Consideration paid for all Acquisitions in the then current Fiscal

Year shall not exceed $12,500,000 (excluding the Total Consideration paid for the UK Acquisition, provided that the UK Acquisition is consummated in Fiscal Year 2001); provided that if Borrower issues at least $10,000,000 of Borrower's common equity as part of the Total Consideration for all Acquisitions in such Fiscal Year, then such $12,500,000 limit shall increase to $22,500,000 (excluding the Total Consideration paid for the UK Acquisition, provided that the UK Acquisition is consummated in Fiscal Year 2001);

        (j) if the Total Consideration to be paid for the Acquisition is equal to or greater than $7,500,000, Borrower shall have delivered to Administrative Agent drafts of all material documentation related to the Acquisition at least seven days prior to the date of such Acquisition (or such shorter period as may be approved in writing by Administrative Agent), and such documentation shall be reasonably satisfactory in form and substance to Required Lenders;

        (k) with respect to any Acquisition of a Target which has an EBITDA greater than zero for the four fiscal quarter period immediately preceding the date of the Acquisition (excluding the UK Acquisition, provided that the UK Acquisition is consummated in Fiscal Year 2001), the Total Consideration paid for the Acquisition shall not exceed six times the Target's EBITDA for such four fiscal quarter period;

        (l) at the time of the Acquisition and after giving effect to the Acquisition, the sum of the balance sheet cash of Borrower and its Subsidiaries plus (i) the lesser of (A) the combined Revolving Loan Commitments then in effect (as reduced from time to time pursuant to Section 2.05 or 2.06 or otherwise), and (B) the Borrowing Base then in effect, minus (ii) the amount of the Outstanding Obligations shall not be less than $5,000,000; and

        (m) Borrower shall have delivered to the Administrative Agent a certificate executed by its chief financial officer or treasurer certifying as to the matters set forth in clauses (a) through (l) above, and demonstrating in reasonable detail compliance with clause (f) above.

        "Permitted Discretion" means Administrative Agent's good faith judgment based upon any factor which it believes in good faith: (a) will or could adversely affect the value of any Collateral, the enforceability or priority of Administrative Agent's Liens thereon or the amount which Administrative Agent and Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (b) suggests that any collateral report or financial information delivered to Administrative Agent by any Person on behalf of any Borrower Party is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving Borrower or any of its Subsidiaries or any of the Collateral; or (d) creates or reasonably is expected to create a Default or Event of Default. In exercising such judgment, Administrative Agent may consider such factors already included in or tested by the definition of Eligible Accounts Receivable or Eligible Inventory, as well as any of the following: (i) the financial and business climate of any Borrower Party's industry and general macroeconomic conditions, (ii) changes in collection history and dilution with respect to Borrower Parties' Accounts, (iii) changes in demand for, and pricing of, Borrower Parties' Inventory, (iv) changes in any concentration of risk with respect to such Accounts or Inventory, and (v) any other factors that change the credit risk of lending to Borrower on the security of such Accounts or Inventory. The burden of establishing lack of good faith shall be on Borrower.

        "Person" means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

        "Plan" means any employee benefit plan maintained or contributed to by a Borrower Party or by any trade or business (whether or not incorporated) under common control with a Borrower Party as defined in Section 4001(b) of ERISA and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

        "Pledged Collateral" means the "Pledged Collateral" as defined in the Security Agreement.

        "Preferred Stock" means the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

        "Program Sales" means the promotional programs for BK or RSI, and any Affiliates thereof, which are serviced by Borrower or any of its Domestic Subsidiaries.

        "Program Sales Contract" means any contract or other arrangement relating to Program Sales between BK or RSI, or any Affiliates thereof, and Borrower or any of its Domestic Subsidiaries.

        "Pro Rata Share" means for all purposes with respect to each Lender, including with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the participations in any Swing Line Loans purchased by such Lender or the Revolving Loans and Letter of Credit Usage of such Lender, the percentage (carried out to the ninth decimal place) obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 10.04. The initial Pro Rata Share of each Lender for purposes of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.01 annexed hereto.

        "PTO" means the United States Patent and Trademark Office or any successor or substitute office in the United States in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

        "Real Property Assets" means all real property from time to time owned in fee by any Borrower Party and all rights, title and interest in and to any and all leases of real property as to which any Borrower Party has a leasehold interest, including any such fee or leasehold interests acquired by any Borrower Party after the date hereof.

        "Register" has the meaning set forth in Section 2.01(d).

        "Registration Rights Agreement" means that certain Registration Rights Agreement dated as of March 29, 2000 by and between Borrower and Crown, as such agreement is in effect on the Closing Date and as such agreement may be amended from time to time thereafter to the extent permitted under Section 7.15 of this Agreement.

        "Related Documents" means the RSI Note, the RSI Sale and Assignment Agreement, the Securities Purchase Agreement, the Warrants, the Registration Rights Agreement, the Certificate of Designation, the License Agreements, the BK Services Agreement and the RSI Supply Agreement.

        "Reportable Event" means any of the events (other than an event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations) set forth in Section 4043(b) of ERISA or the regulations thereunder.

        "Request for Extension of Credit" means, unless otherwise specified herein, (a) with respect to a Borrowing, Conversion or Continuation of Revolving Loans, a written request substantially in the form of Exhibit A-1, (b) with respect to a Letter of Credit Action, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a written request substantially in the form of Exhibit A-2, in each case of a written Request for Extension of Credit, duly completed and signed by a Responsible Officer of Borrower and delivered by Requisite Notice.

        "Required Lenders" means, as of any date of determination, Lenders (excluding any Lenders not funding when required to do so hereunder) having or holding more than 66 2/3% of the aggregate Revolving Loan Exposure; provided that this percentage shall be reduced to 50% if there are at least three Lenders and the Revolving Loan Exposure is at least $100,000,000.

        "Requisite Notice" means a notice delivered in accordance with Section 10.02.

        "Requisite Time" means, with respect to any of the actions listed below, the time and date set forth below opposite such action:

                TYPE OF ACTION               APPLICABLE TIME          DATE OF ACTION
        ------------------------------------ ----------------- ---------------------------------
        Delivery of Request for Extension
        of Credit for, or notice for:

        Borrowing or prepayment of Base      10:00 a.m.        Same Business Day as such
        Rate Loans                           (Pacific Time)    Borrowing or prepayment

        Borrowing, prepayment or             11:00 a.m.        3 Business Days prior to such
        Continuation of, or Conversion       (Pacific Time)    Borrowing, prepayment
        into, Eurodollar Rate Loans                            Continuation or Conversion

        Borrowing or prepayment of, Swing    12:00 p.m.        Same date as such Borrowing or
        Line Loans                           (Pacific Time)    prepayment

        Letter of Credit Action              11:00 a.m.        2 Business Days prior to such
                                             (Pacific Time)    action (or such lesser time
                                                               which is acceptable to Issuing
                                                               Lender)

        Voluntary reduction in or            11:00 a.m.        3 Business Days prior to such
        termination of Commitments           (Pacific Time)    reduction or termination (or
                                                               less in the case of the
                                                               termination of the entire
                                                               Commitment)

        Payments by Lenders or Borrower      12:00 p.m.        On date payment is due
        to Administrative Agent              (Pacific Time)

        "Responsible Officer" means the chief executive officer, president, senior vice president and general counsel, chief financial officer, treasurer or assistant treasurer of a Borrower Party. Any document or certificate hereunder that is signed by a Responsible Officer of a Borrower Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower Party.

        "Restricted Payment" means:

               (a) the declaration or payment of any dividend or distribution by Borrower or any Subsidiary, either in cash or property, on any shares of the capital stock of any class of Borrower or any Subsidiary (other than dividends or other distributions payable solely in shares of capital stock of Borrower or any Subsidiary or payable by any Subsidiary to Borrower or to a Wholly-Owned Subsidiary);

               (b) the purchase, redemption or retirement by Borrower or any Subsidiary of any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock, whether directly or indirectly;

               (c) any other payment or distribution by Borrower or any Subsidiary in respect of its capital stock, either directly or indirectly (other than dividends or other distributions payable solely in shares of capital stock of Borrower or any Subsidiary or payable by any Subsidiary to Borrower or to a Wholly-Owned Subsidiary); and

               (d) any prepayment, repayment, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness.

        "Revolving Loan" means a Base Rate Loan or an Eurodollar Rate Loan made to Borrower by a Lender in accordance with its Pro Rata Share pursuant to
Section 2.01(a).

        "Revolving Loan Commitment" means, for each Lender, the amount set forth opposite such Lender's name in the Revolving Loan Commitments portion of
Schedule 2.01, as such amount may be reduced or adjusted from time to time in accordance with the terms of this Agreement (collectively, the "combined Revolving Loan Commitments").

        "Revolving Loan Exposure" means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender's Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) the amount of such Lender's pro rata share of the Letter of Credit Usage plus (c) in the case of the Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein purchased by other Lenders), plus (d) the aggregate amount of all participations purchased by that Lender in any outstanding Swing Line Loans.

        "Revolving Notes" means (i) the promissory notes of Borrower, if any, issued pursuant to Section 2.01 on the Closing Date and (ii) any promissory notes issued by Borrower, if any, pursuant to Section 10.04 in connection with assignments of the Revolving Loan Commitments and Revolving Loans of any Lenders, in each case substantially in the form of Exhibit D annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

        "Rolling Test" means, as of the end of each month, the number of units sold and delivered pursuant to Program Sales during the six months ended on such date plus the number of units subject to purchase orders pursuant to Program Sales for delivery during the six months following such date.

        "RSI" means Restaurant Services, Inc., a Delaware corporation.

        "RSI Note" means that certain Promissory Note dated February 9, 2000 issued by RSI in favor of Borrower in the original principal amount of $17,466,201.54, as such note is in effect on the Closing Date and as such note may be amended from time to time thereafter to the extent permitted under
Section 7.15 of this Agreement.

        "RSI Sale and Assignment Agreement" means that certain Sale and Assignment Agreement, dated as of February 9, 2000, between RSI and Borrower, as such agreement is in effect on the Closing Date and as such agreement may be amended from time to time thereafter to the extent permitted under Section 7.15 of this Agreement.

        "RSI Supply Agreement" means that certain Premium Supply Agreement, dated as of October 2, 1995, between RSI and Borrower, as amended by (i) that certain Amendment to Premium Supply Agreement dated as of May 7, 1996, (ii) that certain letter agreement dated as of February 17, 2000, (iii) that certain letter agreement dated as of October 24, 2000, and (iv) that certain letter agreement dated as of March 13, 2001, as such agreement is in effect on the Closing Date and as such agreement may be further amended from time to time thereafter to the extent permitted under Section 7.15 of this Agreement.

        "Sanwa L/C Account" means the deposit account or securities that Borrower maintains at Sanwa Bank as collateral to support outstanding letters of credit issued by Sanwa Bank to Borrower.

        "SEC Filings" means the documents of Borrower on file with the Securities and Exchange Commission as of the Closing Date.

        "Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

        "Securities Account Control Agreement" means each securities account control agreement executed and delivered by a Borrower Party, Administrative Agent and a securities intermediary, in form and substance satisfactory to Administrative Agent, covering each of the securities accounts established with such securities intermediary, as such Securities Account Control Agreement may be amended, supplemented or otherwise modified from time to time, and "Securities Account Control Agreements" means all such Securities Account Control Agreements, collectively.

        "Securities Purchase Agreement" means that certain Securities Purchase Agreement dated as of March 29, 2000 by and between Crown and Borrower, as amended (i) by that certain Amendment No. 1 to Securities Purchase Agreement dated as of May 5, 2000 by and between Crown and Borrower, (ii) by that certain Amendment No. 2 to Securities Purchase Agreement dated as of June 1, 2000 by and between Crown and Borrower, and (iii) from to time to time to the extent permitted under Section 7.15 of this Agreement.

        "Security Agreement" means the Security Agreement, substantially in the form of Exhibit I attached hereto, executed and delivered by Borrower and each Domestic Subsidiary on the Closing Date, as amended, supplemented or otherwise modified from time to time.

        "Series A Preferred Stock" means the Series A Senior Cumulative Participating Convertible Preferred Stock of Borrower, par value $0.001 per share.

        "Series B Preferred Stock" means the Series B Senior Cumulative Participating Convertible Preferred Stock of Borrower, par value $0.001 per share.

        "Series B Warrants" means those certain warrants of Borrower, dated March 29, 2000 and dated June 20, 2000, sold to Crown, pursuant to which Crown has the right to purchase the Series B Preferred Stock as described in the Certificate of Designation, in whole or in part, at a purchase price of $1,000 per share, as such warrants are in effect on the Closing Date and as such warrants may be amended from time to time thereafter to the extent permitted under Section 7.15 of this Agreement.

        "Series C Preferred Stock" means the Series C Senior Cumulative Participating Convertible Preferred Stock of Borrower, par value $0.001 per share.

        "Series C Warrants" means those certain warrants of Borrower, dated March 29, 2000 and dated June 20, 2000, sold to Crown, pursuant to which Crown has the right to purchase the Series C Preferred Stock as described in the Certificate of Designation, in whole or in part, at a purchase price of $1,000 per share, as such warrants are in effect on the Closing Date and as such warrants may be amended from time to time thereafter to the extent permitted under Section 7.15 of this Agreement.

        "Solvent" means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the California Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including a reasonable estimate of disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

        "Subordinated Indebtedness" means any Indebtedness of Borrower subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to Administrative Agent and Required Lenders.

        "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

        "Subsidiary Guarantor" means each Domestic Subsidiary of Borrower which executes and delivers the Subsidiary Guaranty on the Closing Date or pursuant to
Section 6.13.

        "Subsidiary Guaranty" means the Subsidiary Guaranty, in substantially the form of Exhibit H attached hereto, executed and delivered by Subsidiary Guarantors on the Closing Date and from time to time thereafter by Additional Guarantors (as defined in the Subsidiary Guaranty) pursuant to Section 6.13, as amended, supplemented or otherwise modified from time to time.

        "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

        "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

        "Swing Line" means the revolving line of credit established by Swing Line Lender in favor of Borrower pursuant to Section 2.04.

        "Swing Line Lender" means Bank of America, or any successor swing line Lender hereunder.

        "Swing Line Loan" means a Base Rate Loan made by Swing Line Lender to Borrower under the Swing Line pursuant to Section 2.04.

        "Swing Line Note" means any promissory note of Borrower issued pursuant to Section 2.01(c) to evidence the Swing Line Loans of the Swing Line Lender, substantially in the form of Exhibit E annexed hereto, as it may be amended, supplemented or otherwise modified from time to time.

        "Swing Line Sublimit" means an amount equal to the lesser of (a) $5,000,000 and (b) the combined Revolving Loan Commitments. The Swing Line Sublimit is part of, and not in addition to, the combined Revolving Loan Commitments.

        "Synergy Promotions" means Synergy Promotions S.A. de C.V., a Mexican corporation.

        "Synthetic Lease Obligations" means all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or
(b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

        "Target" has the meaning set forth in the definition of "Permitted Acquisition."

        "Threshold Amount" means $1,000,000.

        "Threshold Unit Amount" means the number of total units in the Periodic Backlog at the time of the initial Period Backlog Reduction.

        "Total Consideration" means, with respect to any Acquisition, (without duplication) the sum of (a) the total amount of cash and non-cash consideration (including equity in Borrower) paid in connection with such Acquisition, (b) all Indebtedness incurred in connection with such Acquisition, (c) the amount of direct and contingent liabilities assumed in connection with such Acquisition (excluding normal trade payables, accruals and indemnities), (d) the amount of Indebtedness payable to the seller in connection with such Acquisition, (e) the value of payments that Borrower or a Subsidiary is obligated to make in the future under any Non-Compete/Consulting Agreement whether or not accrued in accordance with GAAP and unpaid as of the date of calculation and the value of payments that Borrower or a Subsidiary is obligated to make in the future under any Earn-Out Agreements, to the extent recognized as a liability in accordance with GAAP, and
(f) the actual amounts paid under Non-Compete/Consulting Agreements and Earn-Out Agreements in connection with such Acquisition.

        "to the best knowledge of" means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by such Person (or, in the case of a Person other than a natural Person, known by any Responsible Officer of such Person) making the representation, warranty or other statement.

        "Trigger Event" means the occurrence of either of the following events:
(i) so long as the Eligible Inventory Advance Rate equals 40% under clause (a) of the definition thereof, any Rolling Test yields a number of total units equal to or less than the Threshold Unit Amount minus that certain amount set forth in the Periodic Backlog Agreement, or (ii) the material adverse alteration in the relationship between Borrower and BK.

        "type" of Loan means (i) a Revolving Loan bearing interest at a Base Rate, (ii) a Revolving Loan bearing interest at an Eurodollar Rate, and (iii) a Swing Line Loan.

        "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

        "UK Acquisition" means the proposed Acquisition of a Foreign Subsidiary incorporated under the laws of England on terms substantially similar to those described in a written notice delivered by Borrower to Administrative Agent prior to the Closing Date.

        "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

        "Unperfected Assets" means (1) Inventory on ships or aircraft in transit to the United States and the documents of title covering such Inventory (but only to the extent that a security interest in such Inventory or documents of title cannot be perfected by filing a UCC-1 financing statement), (2) notes evidencing loans to employees and directors of Borrower or any of its Subsidiaries, (3) payroll and petty cash Deposit Accounts of Borrower and its Subsidiaries, (4) any item of equipment owned by Borrower or any of its Subsidiaries that is covered by a certificate of title under a statute of any jurisdiction that requires an indication of a security interest on such certificate be filed with the registrar of motor vehicles or other appropriate authority as a condition of perfection thereof, (5) assets owned by Borrower or any of its Subsidiaries that are subject to Liens incurred by Borrower or any of its Subsidiaries pursuant to subsection 7.02(a)(iv) to the extent a Lien in favor of Administrative Agent is expressly prohibited by the documents creating such Lien, (6) letters of credit, letter of credit rights (but only prior to July 1, 2001) and commercial tort claims, (7) assets located in countries other than the United States (but only to the extent that a security interest in such Inventory or documents of title cannot be perfected by filing a UCC-1 financing statement), (8) with respect to any issuer of any Pledged Shares (as defined in the Security Agreement) that is a controlled foreign corporation (as such term is defined in
Section 975(a) or a successor provision of the Internal Revenue Code), the shares of stock representing 35% of the voting power of all classes of capital stock entitled to vote of such issuer, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares of stock, (9) the rights of Borrower or any of its Subsidiaries under life insurance policies and directors and officers insurance policies, and
(10) the capital stock of Synergy Promotions.

        "Warrants" means the Series B Warrants and the Series C Warrants.

        "Wholly-Owned Domestic Subsidiary" means any Domestic Subsidiary that is a Wholly-Owned Subsidiary.

        "Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by Borrower, or by one or more of the other Wholly-Owned Subsidiaries, or both.

        1.02 USE OF CERTAIN TERMS.

        (a) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

        (b) As used herein, unless the context requires otherwise, the masculine, feminine and neuter genders and the singular and plural include one another.

        (c) The words "herein" and "hereunder" and words of similar import when used in any Loan Document shall refer to the Loan Documents as a whole and not to any particular provision thereof. The term "including" is by way of example and not limitation. References herein to a Section, subsection or clause shall, unless the context otherwise requires, refer to the appropriate Section, subsection or clause in this Agreement.

        (d) The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive.

        1.03 ACCOUNTING TERMS. All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

        1.04 ROUNDING. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

        1.05 EXHIBITS AND SCHEDULES. All exhibits and schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

        1.06 REFERENCES TO AGREEMENTS AND LAWS. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and
(b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

        1.07 DELIVERY OF DOCUMENTS ON THE NEXT BUSINESS DAY. If documents or other items are to be delivered hereunder on a day other than a Business Day, such documents or other items shall be delivered on the first Business Day thereafter.


                                   SECTION 2.
                    THE COMMITMENTS AND EXTENSIONS OF CREDIT

        2.01 REVOLVING LOANS.

        (a) Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans and/or Outstanding Obligations permitted to be outstanding from time to time, to lend to Borrower from time to time during the period from the Closing Date to but excluding the Maturity Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in Section
6.12. The original amount of each Lender's Revolving Loan Commitment is set forth opposite its name on Schedule 2.01 and the aggregate original amount of the Revolving Loan Commitments is $35,000,000. Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that (i) the aggregate amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to Section 2.05 or 2.06 or otherwise, (ii) the Outstanding Obligations of each Lender (excluding Swing Line Lender's Swing Line Loans) shall not exceed such Lender's Revolving Loan Commitment then in effect as reduced from time to time; and (iii) the Outstanding Obligations of all Lenders at any time shall not exceed the lesser of (1) the combined Revolving Loan Commitments then in effect as reduced from time to time pursuant to Section 2.05 or 2.06 or otherwise, and (2) the Borrowing Base then in effect.

        (b) The credit available under Section 2.01(a) is a revolving credit and, subject to the foregoing and the other terms and conditions hereof, Borrower may borrow, Convert, Continue, prepay and reborrow Revolving Loans as set forth herein without premium or penalty.

        (c) Loans made by each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender in the ordinary course of business. Upon the request of any Lender made through Administrative Agent, such Lender's Loans may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Lender may attach schedules to its Note(s) and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. Such Notes, loan accounts and records shall be conclusive absent manifest error of the amount of such Loans and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to the Loans.

        (d) (i) Administrative Agent shall maintain, at Administrative Agent's Office, a register for the recordation of the names and addresses of Lenders and the Commitments and Extensions of Credit of each Lender from time to time (the "Register"). The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall maintain the Register as agent for Borrower (it being acknowledged and agreed that Administrative Agent and each Administrative Agent-Related Person, in such capacity, shall constitute Indemnitees under Section 10.13).

               (ii) Administrative Agent shall record in the Register the Commitments and Extensions of Credit from time to time of each Lender, and each repayment or prepayment in respect thereof. Any recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, however, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or Outstanding Obligations.

               (iii) Each Lender shall record on its internal records (including the Notes held by such Lender) the amount of each Extension of Credit made by it and each payment in respect thereof. Any recordation shall be conclusive and binding on Borrower, absent manifest error; provided, however, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitment or Outstanding Obligations; provided, further, that in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern.

               (iv) Borrower, Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Extensions of Credit listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Extensions of Credit shall be effective, in each case, unless and until an Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by Administrative Agent and recorded in the Register. Prior to such recordation, all amounts owed with respect to the applicable Commitment or Outstanding Obligations shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Outstanding Obligations.

        2.02 BORROWINGS, CONVERSIONS AND CONTINUATIONS OF REVOLVING LOANS.

        (a) Borrower may irrevocably request a Borrowing, Conversion or Continuation of Revolving Loans on any Business Day, in each case in a Minimum Amount therefor by delivering a Request for Extension of Credit therefor by Requisite Notice to Administrative Agent not later than the Requisite Time therefor. All Borrowings, Conversions and Continuations of Revolving Loans shall constitute Base Rate Loans unless properly and timely otherwise designated as set forth in the prior sentence.

        (b) Following receipt of a Request for Extension of Credit, Administrative Agent shall promptly notify each Lender of its Pro Rata Share thereof by Requisite Notice. In the case of a Borrowing of Revolving Loans, each Lender shall make the funds for its Revolving Loan available to Administrative Agent at Administrative Agent's Office not later than the Requisite Time therefor on the Business Day specified in such Request for Extension of Credit. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if the initial Extension of Credit hereunder, Section 4.01), all funds so received shall promptly be made available to Borrower in like funds received. Administrative Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Eurodollar Rate Loan upon determination of same. Administrative Agent shall from time to time notify Borrower and Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

        (c) Except as otherwise provided herein, an Eurodollar Rate Loan may be Continued or Converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of a Default or Event of Default, no Loans may be requested as, Converted into or Continued as Eurodollar Rate Loans without the consent of Required Lenders.

        (d) If a Loan is to be made on the same date that another Loan is due and payable, Borrower or Lenders, as the case may be, shall, unless Administrative Agent otherwise requests, make available to Administrative Agent the net amount of funds giving effect to both such Loans and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.

        (e) The failure of any Lender to make any Revolving Loan on any date shall not relieve any other Lender of any obligation to make a Revolving Loan on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan.

        2.03 LETTERS OF CREDIT.

        (a) THE LETTER OF CREDIT COMMITMENT. Subject to the terms and conditions set forth in this Agreement, until the Maturity Date, Issuing Lender shall take such Letter of Credit Actions as Borrower may from time to time request; provided, however, that (i) the Outstanding Obligations of each Lender (excluding Swing Line Lender's Swing Line Loans) shall not exceed such Lender's Revolving Loan Commitment, (ii) the Outstanding Obligations of all Lenders shall not exceed the lesser of (1) the combined Revolving Loan Commitments then in effect (as reduced from time to time pursuant to Section 2.05 or 2.06 or otherwise), and (2) the Borrowing

Base then in effect, and (iii) Letter of Credit Usage shall not exceed the Letter of Credit Sublimit at any time.

        Subject to subsection (f) below and unless consented to by Issuing Lender and Required Lenders, no Letter of Credit may expire more than 12 months after the date of its issuance or last renewal; provided, however, that no Letter of Credit shall expire after the Maturity Date. If any Letter of Credit Usage remains outstanding after such date, Borrower shall, not later than such date, deposit cash in an amount equal to such Letter of Credit Usage in a Letter of Credit Cash Collateral Account.

        (b) REQUESTING LETTER OF CREDIT ACTIONS. Borrower may irrevocably request a Letter of Credit Action in a Minimum Amount therefor in Dollars by delivering a Letter of Credit Application therefor to Issuing Lender, with a copy to Administrative Agent (which shall notify Lenders), by written (not telephonic) Requisite Notice not later than the Requisite Time therefor. Each Letter of Credit Action shall be in a form acceptable to Issuing Lender in its sole discretion. Unless Administrative Agent notifies Issuing Lender that such Letter of Credit Action is not permitted hereunder, or Issuing Lender notifies Administrative Agent that it has determined that such Letter of Credit Action is contrary to any Laws or policies of Issuing Lender, Issuing Lender shall, upon satisfaction of the applicable conditions set forth in Section 4.02 with respect to any Letter of Credit Action constituting an Extension of Credit, effect such Letter of Credit Action. This Agreement shall control in the event of any conflict with any Letter of Credit Application. Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased from Issuing Lender a risk participation therein in an amount equal to such Lender's Pro Rata Share times the amount of such Letter of Credit.

        (c) REIMBURSEMENT OF PAYMENTS UNDER LETTERS OF CREDIT. Borrower shall reimburse Issuing Lender through Administrative Agent for any payment that Issuing Lender makes under a Letter of Credit on or before the date of such payment; provided, however, that if the conditions precedent set forth in
Section 4.02 can be satisfied, Borrower may request a Borrowing of Revolving Loans to reimburse Issuing Lender for such payment pursuant to Section 2.02, or, failing to make such request, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans on such payment date pursuant to subsection (e) below. For this purpose only, the minimum borrowing amounts set forth in the definition of Minimum Amount shall not apply.

        (d) FUNDING BY LENDERS WHEN ISSUING LENDER NOT REIMBURSED. Upon any drawing under a Letter of Credit, Issuing Lender shall notify Administrative Agent and Borrower. If Borrower fails to timely make the payment required pursuant to subsection (c) above, Issuing Lender shall notify Administrative Agent of such fact and the amount of such unreimbursed payment. Administrative Agent shall promptly notify each Lender of its Pro Rata Share of such amount and the Requisite Time and Business Day for making funds available to Administrative Agent in connection therewith, in each case by Requisite Notice; provided that such notice shall not be given less than two hours before such Requisite Time. Each Lender shall make funds in an amount equal to its Pro Rata Share of such amount available to Administrative Agent at Administrative Agent's Office not later than the Requisite Time therefor on the Business Day specified by Administrative Agent, and Administrative Agent shall remit the funds so received to Issuing Lender. The obligation of each Lender to so reimburse Issuing

Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default or Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse Issuing Lender for the amount of any payment made by Issuing Lender under any Letter of Credit, together with interest as provided herein.

        (e) NATURE OF LENDERS' FUNDING. If the conditions precedent set forth in
Section 4.02 can be satisfied (except for the giving of a Request for Extension of Credit) on any date Borrower is obligated to, but fails to, reimburse Issuing Lender for a drawing under a Letter of Credit, the funding by Lenders pursuant to the previous subsection shall be deemed to be a Borrowing of Base Rate Loans (without regard to the Minimum Amount therefor) deemed requested by Borrower. If the conditions precedent set forth in Section 4.02 cannot be satisfied on the date Borrower is obligated to, but fails to, reimburse Issuing Lender for a drawing under a Letter of Credit, the funding by Lenders pursuant to the previous subsection shall be deemed to be a funding by each Lender of its risk participation in such Letter of Credit, and each Lender making such funding shall thereupon acquire a pro rata participation, to the extent of its reimbursement, in the claim of Issuing Lender against Borrower in respect of such payment and shall share, in accordance with that pro rata participation, in any payment made by Borrower with respect to such claim. Any amounts made available by a Lender under its risk participation shall be payable by Borrower upon demand of Administrative Agent, and shall bear interest at a rate per annum equal to the Default Rate.

        (f) SPECIAL PROVISIONS RELATING TO EVERGREEN LETTERS OF CREDIT. Borrower may request Letters of Credit that have automatic extension or renewal provisions ("evergreen" Letters of Credit) so long as Issuing Lender consents in its sole and absolute discretion thereto and has the right to not permit any such extension or renewal at least annually within a notice period to be agreed upon at the time each such Letter of Credit is issued. Once an evergreen Letter of Credit is issued, unless Administrative Agent has notified Issuing Lender that Required Lenders have elected (after the occurrence and during the continuation of an Event of Default) not to permit such extension or renewal, the Borrower Parties, Administrative Agent and Lenders shall be deemed to have authorized (but may not require) Issuing Lender to, in its sole and absolute discretion, permit the renewal of such evergreen Letter of Credit at any time to a date not later than the Maturity Date, and, unless directed by Issuing Lender, Borrower shall not be required to request such extension or renewal. Issuing Lender may, in its sole and absolute discretion, elect not to permit an evergreen Letter of Credit to be extended or renewed at any time.

        (g) OBLIGATIONS ABSOLUTE. The obligation of Borrower to pay to Issuing Lender the amount of any payment made by Issuing Lender under any Letter of Credit shall be absolute, unconditional, and irrevocable. Without limiting the foregoing, Borrower's obligation shall not be affected by any of the following circumstances:

               (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

               (ii) any amendment or waiver of or any consent to departure from such Letter of Credit, this Agreement, or any other agreement or instrument relating hereto or thereto;

               (iii) the existence of any claim, setoff, defense, or other rights which Borrower may have at any time against Issuing Lender, Administrative Agent or any Lender, any beneficiary of such Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

               (iv) any demand, statement, or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of the Letter of Credit;

               (v) payment by Issuing Lender in good faith under such Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of such Letter of Credit; or any payment made by Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Laws;

               (vi) the existence, character, quality, quantity, condition, packing, value or delivery of any property purported to be represented by documents presented in connection with such Letter of Credit or for any difference between any such property and the character, quality, quantity, condition, or value of such property as described in such documents;

               (vii) the time, place, manner, order or contents of shipments or deliveries of property as described in documents presented in connection with such Letter of Credit or the existence, nature and extent of any insurance relative thereto;

               (viii) the solvency or financial responsibility of any party issuing any documents in connection with such Letter of Credit;

               (ix) any failure or delay in notice of shipments or arrival of any property;

               (x) any error in the transmission of any message relating to such Letter of Credit not caused by Issuing Lender, or any delay or interruption in any such message;

               (xi) any error, neglect or default of any correspondent of Issuing Lender in connection with such Letter of Credit;

               (xii) any consequence arising from acts of God, wars, insurrections, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of Issuing Lender;

               (xiii) so long as Issuing Lender in good faith determines that the document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to Issuing Lender in connection with such Letter of Credit; and

               (xiv) any other circumstances whatsoever where Issuing Lender has acted in good faith.

        In addition, Borrower will promptly examine a copy of each Letter of Credit and amendments thereto delivered to it and, in the event of any claim of noncompliance with Borrower's instructions or other irregularity, Borrower will immediately notify Issuing Lender in writing. Borrower shall be conclusively deemed to have waived any such claim against Issuing Lender and its correspondents unless such notice is given as aforesaid.

        (h) ROLE OF ISSUING LENDER. Each Lender and Borrower Party agree that, in paying any drawing under a Letter of Credit, Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No Administrative Agent-Related Person nor any of the respective correspondents, participants or assignees of Issuing Lender shall be liable to any Lender for any action taken or omitted in connection herewith at the request or with the approval of Lenders or Required Lenders, as applicable; any action taken or omitted in the absence of gross negligence or willful misconduct; or the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Administrative Agent-Related Person, nor any of the respective correspondents, participants or assignees of Issuing Lender, shall be liable or responsible for any of the matters described in subsection (g) above. In furtherance and not in limitation of the foregoing, Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

        (i) APPLICABILITY OF ISP98 AND UCP. Unless otherwise expressly agreed by Issuing Lender and Borrower when a Letter of Credit is issued and subject to applicable laws, performance under Letters of Credit by Issuing Lender, its correspondents, and beneficiaries will be governed by (i) with respect to Financial Letters of Credit, the rules of the "International Standby Practices 1998" ("ISP98") or such later revision as may be published by the Institute of

International Banking Law & Practice, subject to applicable laws, and (ii) with respect to Commercial Letters of Credit, the rules of the Uniform Customs and Practice for Documentary Credits, as published in its most recent version by the International Chamber of Commerce (the "ICC") on the date any Commercial Letter of Credit is issued, and including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro).

        (j) LETTER OF CREDIT FEES. With respect to Letters of Credit, Borrower shall pay to Administrative Agent on each Applicable Payment Date in arrears, for the account of each Lender in accordance with its Pro Rata Share, a Letter of Credit fee equal to the Applicable Amount for Eurodollar Rate Loans times the actual daily maximum amount available to be drawn under each Financial Letter of Credit since the later of the Closing Date and the previous Applicable Payment Date; provided that in the circumstances discussed in the first sentence of
Section 2.07(c), such Applicable Rate shall be increased by 2%. If there is any change in the Applicable Amount for Eurodollar Rate Loans during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Amount for Eurodollar Rate Loans separately for each period during such quarter that such Applicable Amount was in effect. With respect to each Commercial Letter of Credit, Borrower shall pay to the Issuing Lender for its account, from time to time on demand, Issuing Lender's normal issuance, negotiation and presentation fees.

        (k) FRONTING FEE AND DOCUMENTARY AND PROCESSING CHARGES PAYABLE TO ISSUING LENDER. Borrower shall pay directly to Issuing Lender for its sole account a fronting fee in an amount (i) with respect to each Financial Letter of Credit, equal to 1/8 of 1% per annum on the daily average face amount thereof, payable quarterly in arrears on each Applicable Payment Date, and (ii) with respect to each Commercial Letter of Credit, equal to 1/8 of 1% of the face amount thereof, payable upon the issuance thereof. In addition, Borrower shall pay directly to Issuing Lender, upon demand, for its sole account its customary documentary and processing charges in accordance with its standard schedule, as from time to time in effect, for any Letter of Credit Action or other occurrence relating to a Letter of Credit for which such charges are customarily made. Such fees and charges are nonrefundable.

        2.04 SWING LINE LOANS.

        (a) Subject to the terms and conditions set forth in this Agreement, Swing Line Lender may from time to time, in its sole discretion, make Swing Line Loans until the Maturity Date in such amounts as Borrower may from time to time request; provided, however, that (i) the aggregate principal amount of all Swing Line Loans shall not exceed the Swing Line Sublimit, (ii) the Outstanding Obligations of each Lender (excluding Swing Line Lender's Swing Line Loans) shall not exceed such Lender's Revolving Loan Commitment then in effect (as reduced from time to time pursuant to Section 2.05 or 2.06 or otherwise), and
(iii) the Outstanding Obligations of all Lenders shall not exceed the lesser of
(1) the combined Revolving Loan Commitments then in effect (as reduced from time to time pursuant to Section 2.05 or 2.06 or otherwise) and (2) the Borrowing Base then in effect.

        (b) The credit available under Section 2.04(a) is a revolving credit and, subject to the foregoing and the other terms and conditions hereof, Borrower may borrow, prepay and reborrow Swing Line Loans as set forth herein without premium or penalty; provided, however, that Swing Line Lender may terminate or suspend the Swing Line at any time in its sole discretion upon ten days prior Requisite Notice to Borrower. Each Swing Line Loan shall be a Base Rate Loan and shall bear interest at the rate of interest (including Applicable Amount, if any) otherwise payable on Base Rate Loans.

        (c) Unless notified by Swing Line Lender that the Swing Line has been terminated or suspended, Borrower may irrevocably request a Swing Line Loan on any Business Day in a Minimum Amount therefor by delivering a Request for Extension of Credit therefor by Requisite Notice to Swing Line Lender and Administrative Agent not later than the Requisite Time therefor. Promptly after receipt of such request, Swing Line Lender shall obtain telephonic verification from Administrative Agent that such Swing Line Loan is permitted hereunder. Upon receiving such verification, Swing Line Lender shall make such Swing Line Loan available to Borrower. Without the consent of Required Lenders and Swing Line Lender, no Swing Line Loan shall be made during the continuation of a Default or Event of Default. Upon the making of each Swing Line Loan, each Lender shall be deemed to have purchased from Swing Line Lender a risk participation therein in an amount equal to such Lender's Pro Rata Share times the amount of the Swing Line Loan.

        (d) Swing Line Lender shall be responsible for invoicing Borrower for interest on the Swing Line Loans. Unless and until any Swing Line Loan is converted into a Borrowing of a Revolving Loan or a funding by Lenders of their participation therein, the interest payable on Swing Line Loans is solely for the account of Swing Line Lender.

        (e) Borrower shall repay each Swing Line Loan not later than the Requisite Time for payments hereunder upon the earlier of (i) one Business Day following demand made by Swing Line Lender (with a copy to Administrative Agent), and (ii) the Maturity Date. Payments shall be made directly to Swing Line Lender. If the conditions precedent set forth in Section 4.02 can be satisfied, Borrower may request a Borrowing of Revolving Loans to repay Swing Line Lender pursuant to Section 2.02 or, failing to make such request, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans (without regard to the Minimum Amount therefor) on such payment date in a principal amount equal to such payment. Swing Line Lender shall promptly notify Administrative Agent of each Swing Line Loan and each payment thereof.

        (f) If Borrower fails to timely make (by payment, a Borrowing or a deemed Borrowing) any payment of principal of or interest on any Swing Line Loan to Swing Line Lender, Swing Line Lender shall notify Administrative Agent of such fact and the unpaid amount. Administrative Agent shall promptly notify each Lender of its Pro Rata Share of such unpaid amount by Requisite Notice, and each Lender shall make its Pro Rata Share of such unpaid amount available to Administrative Agent at Administrative Agent's Office not later than the Requisite Time for payments hereunder on the following Business Day. The obligation of each Lender to make such payment shall be absolute and unconditional and shall not be affected by the occurrence of such or any other Event of Default or any other event. Each Lender's payment shall be deemed to be a funding of such Lender's participation in such Swing Line Loan, and each Lender making such funding shall thereupon acquire a pro rata participation, to the extent of its payment, in the claim of Swing Line Lender against Borrower in respect of such payment and shall share, in accordance with that pro rata participation, in any payment made by Borrower with respect to such claim. Any amounts made available by a Lender under its risk participation shall not relieve or otherwise impair the obligation of Borrower to repay Swing Line Lender for any amount of Swing Line Loans, together with interest as provided herein, and such amounts made available shall be payable by Borrower upon demand of Administrative Agent, and shall bear interest at a rate per annum equal to the Default Rate.

        2.05 PREPAYMENTS.

        (a) Voluntary Prepayments of Revolving Loans. Upon Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Borrower may at any time and from time to time voluntarily prepay Revolving Loans in part in the Minimum Amount therefor or in full, subject to Section 3.05. Administrative Agent will promptly notify each Lender thereof and of such Lender's Pro Rata Share of such prepayment. Any prepayment of an Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with the costs set forth in Section 3.05.

        (b) Voluntary Prepayments of Swing Line Loans. Upon Requisite Notice to Swing Line Lender (with a copy to Administrative Agent) not later than the Requisite Time therefor, Borrower may at any time and from time to time voluntarily prepay Swing Line Loans in part in the Minimum Amount therefor or in full without premium or penalty.

        (c) Mandatory Prepayments. If for any reason the Outstanding Obligations exceed the lesser of (1) the combined Revolving Loan Commitments then in effect (as reduced from time to time pursuant to Section 2.05 or 2.06 or otherwise), and (2) the Borrowing Base then in effect, Borrower shall immediately prepay Loans and/or deposit cash in a Letter of Credit Cash Collateral Account in an aggregate amount equal to such excess; provided that such amounts shall not be due until three Business Days after the date on which the Outstanding Obligations exceed the Borrowing Base if such excess is the result of a reduction of the Borrowing Base as a result of the exercise of Permitted Discretion by Administrative Agent.

        (d) Application of Mandatory Prepayments. Any prepayments pursuant to
Section 2.05(c) shall be applied first to any Swing Line Loans then outstanding to the full extent thereof and then to any other Base Rate Loans then outstanding and then to Eurodollar Rate Loans with the shortest Interest Periods remaining. Borrower shall pay, together with each prepayment under this Section 2.05, accrued interest on the amount prepaid and any amounts required pursuant to Section 3.05.

        2.06 REDUCTION OR TERMINATION OF REVOLVING LOAN COMMITMENTS. Upon Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Borrower may at any time and from time to time, without premium or penalty, permanently and irrevocably reduce the Revolving Loan Commitments in a Minimum Amount therefor to an amount not less than the Outstanding Obligations at such time or, so long as there are no Outstanding Obligations, permanently and irrevocably terminate the Revolving Loan Commitments in whole or in part. Any such reduction or termination shall be accompanied by payment of all accrued and unpaid commitment fees with respect to the portion of the Revolving Loan Commitments being reduced or terminated. Administrative Agent shall promptly notify Lenders of any such request for reduction or termination of the Revolving Loan Commitments. Each Lender's Revolving Loan

Commitment shall be reduced by an amount equal to such Lender's Pro Rata Share times the amount of such reduction.

        2.07 PRINCIPAL AND INTEREST.

        (a) Except as otherwise provided hereunder, if not sooner paid, Borrower agrees to pay the outstanding principal amount of each Revolving Loan and each Swing Line Loan on the Maturity Date.

        (b) Subject to subsection (c) below, and unless otherwise specified herein, Borrower shall pay interest on the unpaid principal amount of each Loan (before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief
Laws) from the date borrowed until paid in full (whether by acceleration or otherwise) on each Applicable Payment Date at a rate per annum equal to the interest rate determined in accordance with the definition of such type of Loan, plus, to the extent applicable in each case, the Applicable Amount for such type of Loan.

        (c) Upon the occurrence of an Event of Default, and during the continuance of any Event of Default, upon notice by Administrative Agent (other than with respect to any Event of Default arising from the failure to pay principal, interest, commitment fees or letter of credit fees, for which no such notices shall be required), each Loan shall thereafter bear interest (after as well as before entry of judgment thereon to the extent permitted by law) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be payable upon demand.

        2.08 FEES.

        (a) COMMITMENT FEE. Borrower shall pay to Administrative Agent for the account of each Lender pro rata according to its Pro Rata Share, a commitment fee equal to the Applicable Amount times the actual daily amount by which the combined Revolving Loan Commitments exceed the Outstanding Obligations (excluding Swing Line Loans). The commitment fee shall accrue at all times from the Closing Date until the Maturity Date and shall be payable quarterly in arrears on each Applicable Payment Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Amount during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Amount separately for each period during such quarter that such Applicable Amount was in effect. The commitment fee shall accrue at all times, including at any time during which one or more conditions in Section 4 are not met.

        (b) AGENCY FEES. Borrower shall pay to Administrative Agent an agency fee in such amounts and at such times as set forth in a separate letter agreement between Borrower and Administrative Agent. The agency fee is for the services to be performed by Administrative Agent in acting as Administrative Agent and is fully earned on the date paid. The agency fee paid to Administrative Agent is solely for its own account and is nonrefundable.

        (c) ARRANGEMENT FEE. On the Closing Date, Borrower shall pay to Arranger an arrangement fee in the amount set forth in a separate letter agreement between Borrower and

Arranger. Such arrangement fee is for the services of Arranger in arranging the credit facilities under this Agreement and is fully earned on the date paid. The arrangement fee paid to Arranger is solely for its own account and is nonrefundable.

        (d) LENDERS' UPFRONT FEE. On the Closing Date, Borrower shall pay to Administrative Agent, for the respective accounts of Lenders pro rata according to their respective Pro Rata Shares, an upfront fee in an amount set forth in a separate letter between Borrower and Administrative Agent. Such upfront fees are for the credit facilities committed by Lenders under this Agreement and are fully earned on the date paid. The upfront fee paid to Lenders is solely for their own account and is nonrefundable.

        2.09 COMPUTATION OF INTEREST AND FEES. Computation of interest on Base Rate Loans when the Base Rate is determined by Bank of America's "prime rate" shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

        2.10 MAKING PAYMENTS.

        (a) Except as otherwise provided herein, all payments by Borrower or any Lender hereunder shall be made to Administrative Agent at Administrative Agent's Office not later than the Requisite Time for such type of payment. All payments received after such Requisite Time shall be deemed received on the next succeeding Business Day. All payments shall be made in immediately available funds in lawful money of the United States of America. All payments by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

        (b) Upon satisfaction of any applicable terms and conditions set forth herein, Administrative Agent shall promptly make any amounts received in accordance with the prior subsection available in like funds received as follows: (i) if payable to Borrower, by crediting a deposit account designated from time to time by Borrower to Administrative Agent by Requisite Notice, and
(ii) if payable to any Lender, by wire transfer to such Lender at its Lending Office. If such conditions are not so satisfied, Administrative Agent shall return any funds it is holding to the Lenders making such funds available, without interest.

        (c) Subject to the definition of "Interest Period," if any payment to be made by any Borrower Party shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest and fees.

        (d) Unless Borrower or any Lender has notified Administrative Agent prior to the date any payment to be made by it is due, that it does not intend to remit such payment, Administrative Agent may, in its sole and absolute discretion, assume that Borrower or Lender, as the case may be, has timely remitted such payment and may, in its sole and absolute discretion and in reliance thereon, make available such payment to the Person entitled thereto. If such payment was not in fact remitted to Administrative Agent in immediately available funds, then:

               (i) if Borrower failed to make such payment, each Lender shall forthwith on demand repay to Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by Administrative Agent to such Lender to the date such amount is repaid to Administrative Agent at the Federal Funds Rate; and

               (ii) if any Lender failed to make such payment, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent promptly shall notify Borrower, and Borrower shall pay such corresponding amount to Administrative Agent. Administrative Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent to Borrower to the date such corresponding amount is recovered by Administrative Agent, (A) from such Lender at a rate per annum equal to the daily Federal Funds Rate. and (B) from Borrower, at a rate per annum equal to the interest rate applicable to such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

        (e) If Administrative Agent or any Lender is required at any time to return to Borrower, or to a trustee, receiver, liquidator, custodian, or any official under any proceeding under Debtor Relief Laws, any portion of a payment made by Borrower, each Lender shall, on demand of Administrative Agent, return its share of the amount to be returned, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the daily Federal Funds Rate.

        2.11 FUNDING SOURCES. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

        2.12 SECURITY AND SUBSIDIARY GUARANTY. The Obligations shall be guarantied by the Subsidiary Guarantors pursuant to the Subsidiary Guaranty and secured by a First Priority Lien in the Collateral pursuant to the Collateral Documents; provided that it is understood that the Administrative Agent may not have a perfected security interest in the Unperfected Assets.

        2.13 COLLECTION, DEPOSIT AND TRANSFER OF PAYMENTS IN RESPECT OF ACCOUNTS. Each Borrower Party shall maintain in effect at all times a system of accounts and procedures reasonably satisfactory to Administrative Agent and Borrower for the collection and deposit of payments in respect of such Borrower Party's Accounts, including lock box agreements and

Cash Agreements, and the transfer of amounts so deposited into a concentration account at Bank of America subject to a Cash Agreement; provided, however, that the parties hereto each acknowledge that neither Administrative Agent nor any Lender shall have any enforcement rights with respect to such payments, lock boxes or deposit or other accounts other than during an Event of Default or as specifically expressed in the lock box agreement or Cash Agreement.


                                   SECTION 3.
                     TAXES, YIELD PROTECTION AND ILLEGALITY

        3.01 TAXES.

        (a) Any and all payments by Borrower to or for the account of Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of Administrative Agent and each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, Borrower shall furnish to Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

        (b) In addition, Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

        (c) If Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, Borrower shall also pay to such Lender or Administrative Agent (for the account of such Lender), at the time interest is paid, such additional amount that the respective Lender specifies as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Taxes or Other Taxes had not been imposed.

        (d) Borrower agrees to indemnify Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c), and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

        3.02 ILLEGALITY. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to Borrower through Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or Convert all Eurodollar Rate Loans of such Lender, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

        3.03 INABILITY TO DETERMINE RATES. If, in connection with any Request for Extension of Credit involving any Eurodollar Rate Loan, Administrative Agent determines that (a) Dollar deposits are not being offered to banks in the applicable offshore dollar market for the applicable amount and Interest Period of the requested Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the underlying interest rate for such Eurodollar Rate Loan, or (c) such underlying interest rate does not adequately and fairly reflect the cost to Lenders of funding such Eurodollar Rate Loan, Administrative Agent will promptly notify Borrower and all Lenders. Thereafter, the obligation of Lenders to make or maintain such Eurodollar Rate Loan shall be suspended until Administrative Agent revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of Eurodollar Rate Loans or, failing that, be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

        3.04 INCREASED COST AND REDUCED RETURN; CAPITAL ADEQUACY.

        (a) If any Lender determines that any Laws:

               (i) subject such Lender to any tax, duty, or other charge with respect to any Eurodollar Rate Loans or its obligation to make Eurodollar Rate Loans, or change the basis on which taxes are imposed on any amounts payable to such Lender under this Agreement in respect of any Eurodollar Rate Loans;

               (ii) shall impose or modify any reserve, special deposit, or similar requirement (other than the reserve requirement utilized in the determination of the Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (including its Commitment); or

               (iii) shall impose on such Lender or on the offshore interbank market any other condition affecting this Agreement or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender of making, Converting into, Continuing, or maintaining any Eurodollar Rate Loans or to reduce any sum received or receivable by such Lender under this Agreement with respect to any Eurodollar Rate Loans, then from time to time upon demand of Lender (with a copy of such demand to Administrative Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

        (b) If any Lender determines that any change in or the interpretation of any Laws have the effect of reducing the rate of return on the capital of such Lender or compliance by such Lender (or its Lending Office) or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender's desired return on capital), then from time to time upon demand of such Lender (with a copy to Administrative Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

        3.05 BREAKFUNDING COSTS. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

        (a) any Continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

        (b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, Continue or Convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

        3.06 MATTERS APPLICABLE TO ALL REQUESTS FOR COMPENSATION. A certificate of Administrative Agent or any Lender claiming compensation under this Section 3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, Administrative Agent or such Lender may use any reasonable averaging and attribution methods. For purposes of this Section 3, a Lender shall be deemed to have funded each Eurodollar Rate Loan at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the applicable offshore interbank market, whether or not such Eurodollar Rate Loan was in fact so funded.

        3.07 ASSIGNMENT OF COMMITMENTS UNDER CERTAIN CIRCUMSTANCES. (a) In an event (i) any Lender delivers a certificate requesting compensation pursuant to
Section 3.04, (ii) any Lender delivers a notice described in Section 3.02, or
(iii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 3.01, Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 10.04(b)), upon notice to such Lender and Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if such Lender accepts the assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) Borrower shall have received the prior written consent of Administrative Agent (and, if a Revolving Loan Commitment is being assigned, of Issuing Lender and Swing Line Lender), which consent shall not be unreasonably withheld, and (z) Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal and interest accrued to date of such payment on the outstanding Loans of such Lender and all other amounts payable to it hereunder (including under Sections 3.02 and 3.04)

        3.08 SURVIVAL. All of Borrower's obligations under this Section 3 shall survive termination of the Commitments and payment in full of all the other Obligations.


                                   SECTION 4.
                  CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT

        4.01 CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of each Lender to make its initial Extension of Credit hereunder is subject to satisfaction of the following conditions precedent:

        (a) Borrower Party Documents. Unless waived by all Lenders (or by Administrative Agent with respect to immaterial matters or items specified in subsection (ii) or (iii) below with respect to which Borrower has given assurances satisfactory to Administrative Agent that such items shall be delivered promptly following the Closing Date), Administrative Agent's receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Borrower Party, each dated on, or in the case of third-party certificates, recently before the Closing Date and each in form and substance satisfactory to Administrative Agent and its legal counsel:

               (i) executed originals of (A) this Agreement, (B) the Revolving Notes executed by Borrower in favor of each Lender, each in a principal amount equal to such Lender's Revolving Loan Commitment, (C) a Swing Line Note executed by Borrower in favor of Swing Line Lender in the principal amount of the Swing Line Sublimit, (D) the Subsidiary Guaranty executed by each Domestic Subsidiary, (E) the Security Agreement executed by Borrower and each Domestic Subsidiary, and (F) the other Loan Documents to be executed on the Closing Date;

               (ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Borrower Party as Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Borrower Party is a party;

               (iii) such evidence as Administrative Agent may reasonably require to verify that each Borrower Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including certified copies of each Borrower Party's Organization Documents, certificates of good standing and/or qualification to engage in business, tax clearance certificates, and the like;

               (iv) a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 4.01(d) and (e) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements which has or could be reasonably expected to have a Material Adverse Effect except as disclosed in writing to Administrative Agent prior to the date hereof, and (C) that there are no actions, suits, investigations or proceedings pending or, to the best knowledge of a Responsible Officer of Borrower, threatened in any court or before any arbitrator or governmental authority that purport (1) to materially and adversely affect any Borrower Party or (2) to affect any transaction contemplated hereby or the ability of any Borrower Party to perform its obligations under the Loan Documents to which it is a party;

               (v) if any Eurodollar Rate Loans are to be made on the Closing Date, four Business Days prior to the Closing Date, a letter to Administrative Agent and Lenders signed by Borrower pursuant to which, among other things, Borrower agrees to indemnify, save and hold harmless Lenders from and against any breakage costs relating to such Eurodollar Rate Loans; and

               (vi) such other assurances, certificates, documents, consents or opinions as Administrative Agent, Issuing Lender or Required Lenders reasonably may require.

        (b) Termination of Existing Credit Facility and Related Liens. On or before the Closing Date, Borrower and its Subsidiaries shall have (a) repaid in full all outstanding Indebtedness of Borrower and its Subsidiaries (other than Indebtedness hereunder and Indebtedness described in Schedule 7.01), (b) terminated any commitments to lend or make other extensions of credit thereunder (other than Indebtedness hereunder and Indebtedness described in Schedule 7.01),
(c) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Borrower and its Subsidiaries thereunder (other than Indebtedness hereunder and Indebtedness described in Schedule 7.01), and (d) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of Borrower and its Subsidiaries with respect thereto.

        (c) Existing Indebtedness to Remain Outstanding. On the Closing Date, Administrative Agent shall have received a certificate of Borrower signed by a Responsible Officer, dated the Closing Date, certifying that, after giving effect to the transactions contemplated hereby, the only Indebtedness of the Borrower Parties (other than Indebtedness under the Loan Documents) is the Indebtedness described in Schedule 7.01 annexed hereto or otherwise permitted by
Section 7.01. The terms and conditions of all such Indebtedness shall be in form and in substance reasonably satisfactory to Administrative Agent.

        (d) Representations and Warranties. The representations and warranties made by the Borrower Parties herein and in the other Loan Documents, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be correct in all material respects on and as of the Closing Date.

        (e) No Default or Event of Default. Each Borrower Party shall be in compliance with all the terms and provisions of the Loan Documents to which it is a party, and no Default or Event of Default shall have occurred and be continuing.

        (f) Fees. Any fees required to be paid on or before the Closing Date shall have been paid.

        (g) Attorney Costs. Borrower shall have paid all Attorney Costs of Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Administrative Agent).

        (h) Organizational and Ownership Structure; Management. The corporate organizational and capital ownership structure of Borrower and its Subsidiaries shall be as set forth in Schedule 5.01 annexed hereto and satisfactory to Administrative Agent in all respects. Administrative Agent shall have received copies and shall be satisfied with the form and substance of any and all shareholder agreements and employment contracts (including the Kurz Employment Agreement) with senior management of Borrower and its Subsidiaries. The management structure of Borrower and its Subsidiaries shall be as set forth on
Schedule 5.01.

        (i) Inventory and Accounts Receivable. On or before the Closing Date, Administrative Agent (or an independent auditor satisfactory to Administrative Agent) shall have completed a field examination report with respect to the Inventory and Accounts of the Borrower Parties, and Administrative Agent shall be satisfied with the results thereof.

        (j) Security Interests in Collateral. Administrative Agent shall have received evidence satisfactory to it that Borrower and its Domestic Subsidiaries shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (iii), (iv), (v) and (vi) below) that may be necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the Collateral; provided that it is understood that the Administrative Agent may not have a perfected First Priority security interest in the Unperfected Assets. Such actions shall include the following:

               (i) Schedules to Collateral Documents. Delivery to Administrative Agent of accurate and complete schedules to all of the applicable Collateral Documents.

               (ii) Stock Certificates and Instruments. Delivery to Administrative Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all capital stock pledged pursuant to the Security Agreement, and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Administrative Agent) evidencing any Collateral.

               (iii) Lien Searches and UCC Termination Statements. Delivery to Administrative Agent of (a) the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Borrower Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement).

               (iv) UCC Financing Statements and Fixture Filings. Delivery to Administrative Agent of UCC financing statements and, where appropriate, fixture filings, duly executed by each applicable Borrower Party with respect to all personal and mixed property Collateral of such Borrower Party, for filing in all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents.

               (v) Cash Management. Delivery to Administrative Agent of lock box agreements in form and substance satisfactory to Administrative Agent and Cash Agreements executed by each Person that is a party thereto with respect to the Deposit Accounts listed therein.

               (vi) Securities Accounts. Delivery to Administrative Agent of Securities Account Control Agreements, in form and substance satisfactory to Administrative Agent, executed by each Person that is a party thereto with respect to each of the securities accounts of each applicable Borrower Party.

        (k) Evidence of Insurance. Administrative Agent shall have received a certificate from Borrower's insurance broker satisfactory in form and substance to Administrative Agent outlining all material insurance coverage maintained by the Borrower Parties, including directors and officers insurance coverages and all insurance required to be maintained pursuant to

Section 6.06. Administrative Agent on behalf of Lenders shall have been named as additional insured and/or loss payee thereunder (other than any directors and officers insurance and life insurance) to the extent required under Section 6.06.

        (l) Borrowing Base Certificate; Compliance Certificate. On or before the Closing Date, Borrower shall have delivered to Administrative Agent (i) a Borrowing Base Certificate prepared as of a recent date prior to the Closing Date and (ii) a Compliance Certificate for the fiscal year ending December 31, 2000.

        (m) Opinion of Borrower Parties' Counsel. Administrative Agent shall have received executed copies of favorable written opinions of Leland P. Smith, General Counsel of the Borrower Parties, and Latham & Watkins, counsel for the Borrower Parties, each in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit G-1 and Exhibit G-2, respectively, and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request.

        (n) Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc. The Borrower Parties shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and the continued operation of the business conducted by Borrower and its Subsidiaries in substantially the same manner as conducted prior to the Closing Date. Each such Governmental Authorization or consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired.

        (o) No Litigation. There shall not be pending or, to the knowledge of any Responsible Officer of Borrower, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries that has not been disclosed to Administrative Agent by Borrower in writing or in any SEC Filing prior to the execution of this Agreement, and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of Administrative Agent could reasonably be expected to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

        (p) RSI Financial Statements. Administrative Agent shall have received and be satisfied with the annual reports of RSI for the Fiscal Years ended September 30, 2000, and September 30, 1999, including balance sheets, income and cash flow statements audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

        (q) No Material Adverse Effect. Except as identified in the SEC Filings or disclosed in writing to Administrative Agent, since December 31, 2000, no Material Adverse Effect (in the sole opinion of Administrative Agent) shall have occurred.

        (r) Related Documents. Borrower shall have delivered to Administrative Agent an accurate copy of each Related Document, together with any exhibits and schedules thereto, in each case in form and substance satisfactory to Administrative Agent.

        (s) Collateral Access Agreements. Borrower shall have delivered to Administrative Agent a Collateral Access Agreement with respect to each location identified on Schedule 4.01(s), which schedule includes the locations where any Inventory (other than immaterial Inventory) is located, including locations of warehousemen and shipping companies in possession of Inventory (other than immaterial Inventory).

        (t) BK Contracts. Borrower shall have delivered to Administrative Agent a copy of each outstanding product development, procurement or delivery contract between any Borrower party and BK, and each such contract shall be satisfactory to Administrative Agent.

        (u) Additional Information. Administrative Agent shall have received and be satisfied with such other information as Administrative Agent may reasonably request.

        4.02 CONDITIONS TO ALL EXTENSIONS OF CREDIT. In addition to any applicable conditions precedent set forth elsewhere in this Section 4 or in
Section 2, the obligation of each Lender to honor any Request for Extension of Credit is subject to the following conditions precedent:

        (a) the representations and warranties of Borrower contained in Section 5, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be correct in all material respects on and as of the date of such Extension of Credit, except to the extent that such representations and warranties specifically refer to an earlier date.

        (b) no Default or Event of Default exists, or would result from such proposed Extension of Credit.

        (c) Administrative Agent shall have timely received a Request for Extension of Credit by Requisite Notice by the Requisite Time therefor.

        (d) Administrative Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Administrative Agent or Required Lenders reasonably may require.




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

        Each Request for Extension of Credit by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of such Extension of Credit.


                                   SECTION 5.
                         REPRESENTATIONS AND WARRANTIES

        Borrower represents and warrants to Administrative Agent and Lenders that:

        5.01 EXISTENCE AND QUALIFICATION; POWER; SUBSIDIARIES.

        (a) Existence and Qualification; Power. Each Borrower Party is a corporation, duly organized, validly existing and in good standing under the Laws of the state of its incorporation as specified in Schedule 5.01 annexed hereto, has the corporate power and authority to own and operate its properties, to lease the properties it operates and to conduct its business, is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that the lack of good standing in any jurisdiction does not have a Material Adverse Effect.

        (b) Subsidiaries. All of the Subsidiaries of Borrower are identified in
Schedule 5.01 annexed hereto, as said Schedule 5.01 may be supplemented from time to time pursuant to the provisions of Section 6.02(p). The capital stock of Borrower and each of its Subsidiaries identified in Schedule 5.01 (as so supplemented), other than Synergy Promotions, is duly authorized, validly issued, fully paid and nonassessable and none of such capital stock constitutes Margin Stock. Schedule 5.01 (as so supplemented) correctly sets forth the ownership interest of Borrower and its Subsidiaries in each of the Subsidiaries identified therein. As of the Closing Date, no Borrower Party has any equity investments in any other Person other than those specifically disclosed in
Schedule 5.01.

        5.02 POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS.

        (a) Each Borrower Party has the corporate power and authority to make, deliver and perform each Loan Document to which it is a party and Borrower has power and authority to borrow hereunder and has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and each Borrower Party has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party.

        (b) No Governmental Authorization is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement, any of the other Loan Documents.

        (c) The Loan Documents have been duly executed and delivered by each Borrower Party which is a party thereto, and constitute a legal, valid and binding obligation of each such Borrower Party, enforceable against each such Borrower Party in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles.




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

        5.03 NO LEGAL BAR.

        (a) The execution, delivery, and performance by each Borrower Party of the Loan Documents to which it is a party and compliance with the provisions thereof have been duly authorized by all requisite action on the part of such Borrower Party and do not and will not (i) violate or conflict with, or result in a breach of, or require any consent under (x) any Organization Documents of such Borrower Party or any of its Subsidiaries, (y) any applicable Laws, rules, or regulations or any order, writ, injunction, or decree of any Governmental Authority or arbitrator applicable to such Borrower Party, or (z) any material Contractual Obligation of such Borrower Party or any of its Subsidiaries or by which any of them or any of their property is bound or subject, (ii) constitute a default under any such Contractual Obligation, or (iii) result in, or require, the creation or imposition of any Lien on any of the properties of such Borrower Party or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of the Administrative Agent on behalf of Lenders).

        5.04 FINANCIAL STATEMENTS; NO MATERIAL ADVERSE EFFECT.

        (a) The Audited Financial Statements of Borrower (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP consistently applied throughout the period covered thereby.

        (b) None of the Borrower Parties have (and none of the Borrower Parties will have following the funding of the initial Loans) any Guaranty Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that, as of the Closing Date, is not reflected in the financial statements described in clauses (a) and (b) above or the notes thereto or set forth in Schedule 5.04(b) and, as of any Extension of Credit subsequent to the Closing Date, is not reflected in the most recent financial statements delivered to Lenders pursuant to Section 6.01 or the notes thereto and that, in any such case, is material in relation to the business, operations, properties, assets or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole.

        (c) Since the date of the Audited Financial Statements, (i) there has been no event or circumstance which has a Material Adverse Effect (other than events and circumstances which Borrower has identified in writing to Administrative Agent prior to the date hereof), and (ii) neither Borrower nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so except as permitted by Section 7.07.

        5.05 LITIGATION. Except as set forth on Schedule 5.05 annexed hereto, no litigation, investigation or proceeding of or before an arbitrator or Governmental Authority (including any Environmental Claims) is pending or, to the knowledge of any Responsible Officer of Borrower, threatened by or against any Borrower Party or any of its Subsidiaries or against any of their properties or revenues which, in the reasonable judgment of Borrower's Responsible Officers (assuming adverse determination of facts which Borrower believes in good faith it would not successfully prove, and considering the damages which in their best judgment is the maximum that would be awarded upon, and the likelihood of, an adverse determination of the claim) would have a Material Adverse Effect.

        5.06 NO DEFAULT OR AMENDMENT. Schedule 5.06 annexed hereto contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. Neither any Borrower Party nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation which has a Material Adverse Effect, and no Default or Event of Default has occurred and is continuing or will result from the consummation of this Agreement or any of the other Loan Documents, or the making of the Extensions of Credit hereunder.

        5.07 OWNERSHIP OF PROPERTY; LIENS; REAL PROPERTY.

        (a) As of the Closing Date, no Borrower Party owns any Fee Property. Each Borrower Party has valid leasehold interests in all real property which it uses in its business, and each Borrower Party has good and marketable title to all of its other property (except to the extent the failure to have such title would not cause a Material Adverse Effect), and none of such property is subject to any Lien, except as permitted in Section 7.02.

        (b) As of the Closing Date, Schedule 5.07 annexed hereto contains a true, accurate and complete list of (i) all Real Property Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset of any Borrower Party, regardless of whether such Borrower Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.

        5.08 TAXES. Each Borrower Party and its Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, property or transactions covered by said returns, or pursuant to any assessment received by such Borrower Party or its respective Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained, and (b) immaterial taxes; provided, however, that in each case no material item or portion of property of any Borrower Party or any of its Subsidiaries is in jeopardy of being seized, levied upon or forfeited.

        5.09 MARGIN REGULATIONS; INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT.

        (a) No Borrower Party is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" Margin Stock within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time. No part of the proceeds of any Extensions of Credit hereunder will be used for "purchasing" or "carrying" Margin Stock as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations T, U or X of such Board of Governors.

        (b) No Borrower Party or any of its Subsidiaries (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

        5.10 ERISA COMPLIANCE.

        (a) Borrower and its ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws with respect to each Plan. Each Plan (other than a Multiemployer
Plan) that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan (other than a Multiemployer Plan).

        (b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan (other than a Multiemployer Plan) that has a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan (other than a Multiemployer Plan) that has a Material Adverse Effect.

        (c) (i) No ERISA Event has occurred or is reasonably expected to occur;
(ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

        5.11 INTELLECTUAL PROPERTY. Each Borrower Party and its Subsidiaries own, or possess the right to use, all Intellectual Property used in the conduct of their respective businesses as now operated, except to the extent the failure to have such ownership or right would not have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness thereof, nor does Borrower know of any valid basis for any such claim, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect. To the knowledge of Borrower's Responsible Officers, the use of the Intellectual Property by Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and




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

infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All federal and state and all foreign registrations of and applications for Intellectual Property that are owned by Borrower or any of its Subsidiaries on the Closing Date are described in Part I of Schedule 5.11 annexed hereto. All Intellectual Property that is licensed by Borrower or any of its Subsidiaries on the Closing Date (other than licenses the termination of which would not have a Material Adverse Effect) are described in
Part II of Schedule 5.11 annexed hereto.

        5.12 COMPLIANCE WITH LAWS AND GOVERNMENTAL AUTHORIZATIONS. Borrower and its Subsidiaries are in compliance in all material respects with all Laws that are applicable to it, except to the extent noncompliance would have a Material Adverse Effect. Borrower and its Subsidiaries have not received any written notification or threat of any actions or proceedings regarding the noncompliance or nonconformity with any Laws or Governmental Authorizations, nor is Borrower or any Subsidiary otherwise aware of any such pending actions or proceedings, except to the extent noncompliance would have a Material Adverse Effect. Without limiting the foregoing, all material Governmental Authorizations issued and/or required by Governmental Authorities or applicable Laws applicable to a Borrower Party in connection with the ownership, use, occupancy, leasing, management, operation, repair or maintenance of any Facility owned or leased by a Borrower Party have been issued and are in full force and effect, except to the extent such failure would not have a Material Adverse Effect.

        5.13 ENVIRONMENTAL COMPLIANCE. The on-going operations of Borrower and its Subsidiaries comply in all respects with all Environmental Laws, except for such non-compliance which does not, individually or in the aggregate, have a Material Adverse Effect. Borrower and each of its Subsidiaries have obtained all material licenses, permits, authorizations and registrations required under any Environmental Law and necessary for their respective ordinary course operations, except to the extent the failure to obtain would not have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries nor any of their respective present properties (including Leasehold Properties) or operations is subject to any outstanding written order from or agreement with any Governmental Authority that has a Material Adverse Effect.

        5.14 INSURANCE. The properties of each Borrower Party and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Borrower Party or such Subsidiary operates.

        5.15 DISCLOSURE. No statement, information, report, representation, or warranty made by any Borrower Party in any Loan Document or furnished to Administrative Agent or any Lender in connection with any Loan Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. Any projections, budgets, and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Borrower (other than




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matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

        5.16 MATTERS RELATING TO COLLATERAL.

        (a) Creation, Perfection and Priority of Liens. The execution and delivery of the Collateral Documents by Borrower Parties and the delivery to Administrative Agent of the Pledged Collateral (all of which Pledged Collateral has been so delivered) are effective to create in favor of Administrative Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid and perfected First Priority Lien on all of the Collateral (it being understood, however, that Administrative Agent may not have a perfected First Priority Lien in the Unperfected Assets), and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Administrative Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Administrative Agent.

        (b) Governmental Authorizations. No Governmental Authorization is required for either (i) the pledge or grant by any Borrower Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents, or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by Section 5.16(a) and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities. As of the Closing Date, Borrower and its Subsidiaries have received no written notice of any pending or threatened condemnation proceeding, exercise of the power of eminent domain by any Governmental Authority, or any similar proceeding affecting any Facility or any interest therein. As of the Closing Date, to the best of Borrower's knowledge, after due investigation and inquiry, no such proceeding is pending, contemplated or threatened.

        (c) Absence of Third-Party Filings. Except such as may have been filed in favor of Administrative Agent as contemplated by Section 5.16(a) and as set forth on Schedule 7.02 annexed hereto, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office, and (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO.

        (d) Margin Stock. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

        (e) Information Regarding Collateral; Representations and Warranties. All information supplied to Administrative Agent by or on behalf of any Borrower Party with respect




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

to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects. All representations and warranties of the Borrower Parties set forth in the Collateral Documents are true and correct.

        5.17 SOLVENCY. Each Borrower Party is and, upon the incurrence of any Obligations by such Borrower Party on any date on which this representation is made, will be Solvent.

        5.18 CERTAIN FEES. No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Borrower hereby indemnifies Administrative Agent and Lenders against, and agrees that it will hold Administrative Agent and Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

        5.19 EMPLOYEE MATTERS. There is no strike or work stoppage in existence or threatened involving Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

        5.20 TAX STATUS. No Borrower Party is a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended and the related Treasury Department regulations, including temporary regulations.

        5.21 PERMITS. Each of the Borrower Parties has such certificates, permits, licenses (including trademark and other Intellectual Property licenses), franchises, consents, approvals, authorizations and clearances that are material to the condition (financial or otherwise), business or operations of any Borrower Party ("Permits"), except to the extent the lack thereof would not have a Material Adverse Effect; and all such Permits are valid and in full force and effect and will be valid and in full force and effect immediately after the Closing Date, except for those where the failure to be valid or in effect could not reasonably be expected to result in a Material Adverse Effect. Each of the Borrower Parties is in compliance in all respects with its obligations under such Permits, except where failure to be in compliance could not reasonably be expected to result in a Material Adverse Effect, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such Permits, except where such revocation or termination could not reasonably be expected to result in a Material Adverse Effect.

        5.22 SHAREHOLDER AGREEMENTS. As of the Closing Date, no Borrower Party is a party to any material agreement with Donald A. Kurz or Crown, or their Affiliates, other than the Kurz Employment Agreement, the Securities Purchase Agreement, the Warrants, the Registration Rights Agreement and the Certificate of Designation.

        5.23 RSI SALE AND ASSIGNMENT AGREEMENT. The principal amount of the RSI Note has not been reduced and RSI has not otherwise asserted any rights of counterclaim or offset against amounts payable under such Section 7 of the RSI Sale and Assignment Agreement, which is the sole provision of such agreement which provides to RSI any right to reduce any amounts payable under the RSI Note or for RSI to otherwise assert rights of counterclaim or offset against amounts payable thereunder, and there are no other documents, instruments or agreements which provide any such rights.

        5.24 FOREIGN SUBSIDIARIES. As of the Closing Date, Synergy Promotions is the only Foreign Subsidiary of Borrower. The aggregate fair market value of the assets owned by Synergy Promotions does not exceed $10,000. Borrower is in the process of dissolving Synergy Promotions.


                                   SECTION 6.
                              AFFIRMATIVE COVENANTS

        So long as any Obligation remains unpaid or unperformed, or any portion of the Commitments remains outstanding, Borrower shall, and shall (except in the case of Borrower's reporting covenants) cause each Subsidiary (and in the case of subsection 6.10, each ERISA Affiliate) to:

        6.01 FINANCIAL STATEMENTS. Deliver to Administrative Agent, with sufficient copies for each Lender, in form and detail satisfactory to Administrative Agent:

        (a) as soon as available, but in any event within 100 days after the end of each Fiscal Year, consolidated (and unaudited consolidating) balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated (and unaudited consolidating) statements of income, stockholders' equity and cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Required Lenders, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to Required Lenders; and

        (b) as soon as available, but in any event within 55 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income, stockholders' equity and cash flows for such Fiscal Quarter and for the portion of Borrower's Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

        6.02 CERTIFICATES, NOTICES AND OTHER INFORMATION. Deliver to Administrative Agent, with sufficient copies for each Lender:

        (a) concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower (provided that Borrower shall be given a 5-day cure period to complete such certificate from the time it is due);




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        (b) promptly after request by Administrative Agent, copies of any detailed audit reports or management letters submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them;

        (c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to all stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements, if any, which Borrower may file or be required to file with the Securities and Exchange Commission under Sections 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Administrative Agent pursuant hereto;

        (d) promptly after the occurrence thereof, notice of any Default or Event of Default;

        (e) promptly after the occurrence thereof, notice of any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary;

        (f) promptly after the commencement thereof, notice of any litigation, investigation or proceeding affecting any Borrower Party where the amount involved exceeds the Threshold Amount, or in which injunctive relief or similar relief is sought, which relief, if granted, has a Material Adverse Effect;

        (g) promptly after the occurrence thereof, notice of any Reportable Event with respect to any Plan or the intent to terminate any Plan, or the institution of proceedings or the taking or expected taking of any other action to terminate any Plan or withdraw from any Plan;

        (h) promptly after the occurrence thereof, notice of any Material Adverse Effect;

        (i) annually, within 30 days after approval by the Board of Directors of Borrower, but in any event within 90 days after the end of any Fiscal Year, a budget, in form and detail reasonably satisfactory to Administrative Agent and Required Lenders, containing projected financial information on a quarterly basis for the Fiscal Year immediately following such ending Fiscal Year; such budgets shall include consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of each such applicable quarter or year, as the case may be, and the related consolidated and consolidating statements of income and statements of cash flow, in each case for each such applicable quarter or year, as the case may be, and year-to-date figures (to the extent applicable), and shall include major assumptions used in preparing such budgets;

        (j) promptly after any Responsible Officer obtains knowledge of the commencement thereof, notice of (i) any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against Borrower or any Subsidiary or any of their respective properties pursuant to any applicable Environmental Laws, (ii) all other material Environmental Claims asserted against Borrower or any Subsidiary, and
(iii) any material environmental or similar condition on any real property adjoining or in the vicinity of the property of Borrower or any Subsidiary that could reasonably be anticipated to cause such property of Borrower or any Subsidiary or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws;

        (k) (i) 10 days prior to the formation of any Subsidiary or 10 days prior to the consummation of any Acquisition (or such shorter period agreed to by Administrative Agent), notice of such formation or such Acquisition, together with all of the data required to be set forth in Schedule 5.01 annexed hereto with respect to all Subsidiaries of Borrower (it being understood that such written notice shall be deemed to supplement Schedule 5.01 annexed hereto for all purposes of this Agreement) and such other information regarding such Subsidiary or such Acquisition as may be reasonably requested by Administrative Agent; and (ii) promptly upon any Person becoming a Subsidiary of Borrower, a written notice setting forth with respect to such Person the date on which such Person became a Subsidiary of Borrower;

        (l) annually, within 100 days after the end of each Fiscal Year, a certificate of Borrower executed by a Responsible Officer of Borrower (and, if requested by Administrative Agent, any insurance broker of Borrower) setting forth the nature and extent of all insurance maintained by Borrower and its Subsidiaries in accordance with Section 6.06 or any Collateral Documents (and which, in the case of a certificate of a broker, were placed through such broker);

        (m) [intentionally omitted];

        (n) monthly, as soon as available and in any event within 15 Business Days after the last Business Day of each month ending after the Closing Date and more frequently (but not more than weekly) as may be requested by Administrative Agent from time to time, a Borrowing Base Certificate dated as of the last Business Day of such month (or such other date requested by Administrative Agent) (provided that Borrower shall be given a 5-day cure period to complete such certificate from the time it is due), together with an Accounts agings report in form and substance satisfactory to Administrative Agent and any additional schedules and other information as Administrative Agent may reasonably request with respect thereto (it being understood that the most recent Borrowing Base Certificate described in this subsection (n) that is delivered to Administrative Agent shall be used in calculating the Borrowing Base as of any date of determination);

        (o) as soon as available and in any event within 15 days after the last Business Day of each month ending after the Closing Date, an "order backlog" report concerning Program Sales, including (i) a description of initial awards of tooling and product production contracts, (ii) a list of contracts for future delivery (segregating each such contract based on whether it is subject to (A) concept and tooling advances, or (B) firm purchase orders (including product delivery date schedules)), (iii) an estimate of the aggregate Sales Program Revenue to be derived from each such contract, (iv) an estimate of the Sales Program Revenue set forth over the months of anticipated product delivery providing the contract backlog, (v) the Periodic Backlog as of the last Business Day of such previous month, and (vi) such other data and information as from time to time may be reasonably requested by Administrative Agent;

        (p) [intentionally omitted];

        (q) as soon as practicable following receipt thereof, copies of all environmental audits and reports, whether prepared by personnel of Borrower or any of its Subsidiaries or by independent consultants, with respect to significant environmental matters at any Facility or which relate to an Environmental Claim in either case which could reasonably be expected to result in a Material Adverse Effect;

        (r) promptly after any Responsible Officer knows of any actual liability or potential contingent liabilities where the amount involved exceeds the Threshold Amount and such actual or potential contingent liabilities are not reflected in the most recent financial statements delivered to Lenders pursuant to Section 6.01, written notice thereof;

        (s) promptly, and in any event within 5 Business Days (i) after any material change or termination of any contractual arrangement between any Borrower Party and BK, or (b) after learning of any impending material change or termination) of any contractual arrangement between any Borrower Party and BK, written notice thereof;

        (t) annually, within 90 days after the end of each fiscal year of RSI, a copy of RSI's audited financial statements; provided that Borrower shall not be required to deliver a copy of RSI's audited financial statements to Administrative Agent if the RSI Note has been repaid; and

        (u) promptly, such other data and information as from time to time may be reasonably requested by Administrative Agent.

        Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto.

        6.03 PAYMENT OF TAXES. Pay and discharge when due all taxes, assessments, and governmental charges, Ordinary Course Liens or levies imposed on any Borrower Party or its Subsidiaries or on its income or profits or any of its property, except for any such tax, assessment, charge, or levy which is an Ordinary Course Lien under subsections (a), (b) or (f) of the definition of such term.

        6.04 PRESERVATION OF EXISTENCE. Except to the extent permitted by
Section 7.03, preserve and maintain its existence, licenses, permits, rights, franchises and privileges necessary or desirable in the normal conduct of its business, except where failure to do so does not have a Material Adverse Effect.

        6.05 MAINTENANCE OF PROPERTIES. Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good order and condition, subject to wear and tear in the ordinary course of business.

        6.06 MAINTENANCE OF INSURANCE. In addition to the insurance requirements set forth in the Collateral Documents, maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Borrower and its Subsidiaries operate. Such insurance covering the Collateral shall name Administrative Agent, for the benefit of Lenders, as loss payee, and all liability insurance (other than directors and officers policies and life insurance policies) shall name Administrative Agent, for the benefit of Lenders, as an additional insured. Without limiting the generality of the foregoing, Borrower will maintain or cause to be maintained public liability insurance, third party property damage insurance and replacement value insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment.

        6.07 COMPLIANCE WITH LAWS. Comply with the requirements of all applicable Laws and orders of any Governmental Authority (including Environmental Laws and Laws and orders relating to OSHA, EPA, Pension Guaranty Board, the Federal Consumer Product Safety Act, the Federal Hazardous Substances Act and ERISA), noncompliance with which has a Material Adverse Effect.

        6.08 INSPECTION RIGHTS; INVENTORY AND ACCOUNTS RECEIVABLE.

        (a) At any time during regular business hours and as often as reasonably requested upon at least two Business Days notice (unless a Default or Event of Default then exists), permit Administrative Agent or any Lender, or any employee, agent or representative thereof, to examine, audit and make copies and abstracts from the Borrower Parties' records and books of account and to visit and inspect their properties and to discuss their affairs, finances and accounts with any of their officers and key employees, and, upon request, furnish promptly to Administrative Agent or any Lender true copies of all financial information and internal management reports made available to their senior management.

        (b) Permit any authorized representatives designated by Administrative Agent to conduct two field examination reports of all Inventory and Accounts of the Borrower Parties during each twelve-month period after the Closing Date; provided that authorized representatives designated by Administrative Agent shall be permitted to conduct additional field examination reports of all such Inventory and Accounts upon request by Administrative Agent to Borrower; provided, further, that (i) each of the field examination reports described above (except for additional field examination reports referred to in the previous proviso so long as no Default or Event of Default has occurred and is continuing) shall be at Borrower's expense, (ii) each of the field examination reports described above shall be substantially similar in scope and substance to the field examination report of Inventory and Accounts referred to in Section 4.01(i), with such changes thereto as may be required by Administrative Agent, and (iii) each of the field examination reports described above shall be done upon reasonable notice and at such reasonable times during normal business hours as may reasonably be requested by Administrative Agent. Upon the request by any Lender for a copy of any such field examination report, Administrative Agent shall deliver a copy thereof to such Lender.

        6.09 KEEPING OF RECORDS AND BOOKS OF ACCOUNT. Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or the applicable Subsidiary.

        6.10 COMPLIANCE WITH ERISA. Except with respect to each Multiemployer Plan, (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

        6.11 COMPLIANCE WITH AGREEMENTS. Comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) the performance of which would cause a Default or Event of Default, (b) then being contested by any of them in good faith by appropriate proceedings, or (c) if the failure to comply therewith does not have a Material Adverse Effect.

        6.12 USE OF PROCEEDS. Use the proceeds of Extensions of Credit (i) for refinancing Indebtedness under the Existing Credit Facility, (ii) for working capital and other lawful general corporate purposes not otherwise in contravention of this Agreement, and (iii) Permitted Acquisitions.

        6.13 ADDITIONAL SUBSIDIARY GUARANTORS. On or before the date of the formation or Acquisition (provided that nothing in this paragraph shall be deemed to authorize the Acquisition of any entity) of any Subsidiary or Target, Borrower shall deliver, or caused to be delivered, to Administrative Agent the following items applicable to such Subsidiary or Target, each in form and substance satisfactory to Administrative Agent:

               (a) If such Subsidiary is a Domestic Subsidiary, (i) a counterpart of the Subsidiary Guaranty executed by such Subsidiary, (ii) a counterpart of the Security Agreement executed by such Subsidiary, together with any required supplements thereto, and (iii) the applicable items required by Section 4.01(a)(ii), (iii) and (vi) and 4.01(j);

               (b) If such Subsidiary is a Foreign Subsidiary, any required counterparts of, or supplements to, the Security Agreement in order to pledge 65% of the equity interests of such Foreign Subsidiary;

               (c) If requested by Administrative Agent, a favorable opinion of counsel with respect to (a) if the Subsidiary is a Borrower Party, the due organization, good standing and corporate power and authority of such Subsidiary, (b) the due authorization, execution, delivery, validity, binding effect and enforceability as to such Subsidiary of all documents required to be delivered by them hereunder, (c) if the Subsidiary is a Borrower Party, the execution and delivery of the documents required to be delivered by such Subsidiary hereunder not conflicting with or creating a Lien under any other agreement of such Subsidiary, not violating any law or regulation, and not requiring any consent or authorization of any Person which has not been obtained; and
        (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral) as Administrative Agent or Required Lenders may reasonably require; and

               (e) Such other assurances, certificates, documents, consents or opinions as Administrative Agent, Issuing Lender or the Requisite Lenders reasonably may require.

        In addition, Borrower shall, and shall cause each Subsidiary to, take all such further action and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in Section 4.01(j)) as may be reasonably required to grant and perfect in favor of Administrative Agent, for the benefit of Lenders, a First Priority Lien in (i) all of the applicable equity Securities of such Subsidiary pledged pursuant to the Security Agreement, and (ii) if such Subsidiary is a Domestic Subsidiary, all of the Real Property Assets and substantially all of the personal property assets of such Subsidiary, in each case, described in the Collateral Documents.

        6.14 DEPOSIT ACCOUNTS AND LOCK BOX ARRANGEMENTS.

        (a) Beginning not later than 90 days after the Closing Date, and at all times thereafter, maintain all of the Deposit Accounts and lock box arrangements of Borrower and its Domestic Subsidiaries with Bank of America (or, if Bank of America does not offer a reasonably convenient location for depository services, such other bank that is reasonably acceptable to Administrative Agent for deposits at such location), each of which shall be subject to (i) in the case of each Deposit Account (other than petty cash and payroll accounts and the Sanwa L/C Account), a Cash Agreement, and (ii) in the case of each lock box arrangement, a lock box agreement that is acceptable in form and substance to Bank of America, in its capacity as Administrative Agent and in its capacity as depository bank.

        (b) Not later than 90 days after the Closing Date, and at all times thereafter, maintain a lock box arrangement or arrangements with Bank of America, each of which shall be subject to a lock box agreement that is acceptable in form and substance to Bank of America, in its capacity as Administrative Agent and in its capacity as depository bank.

        (c) Not later than 120 days after a Permitted Acquisition, and at all times thereafter, maintain all of the Deposit Accounts and lock box arrangements of the acquired Person and its domestic Subsidiaries with Bank of America (or, if Bank of America does not offer a reasonably convenient location for depository services, such other bank that is reasonably acceptable to Administrative Agent for deposits at such location), each of which shall be subject to (i) in the case of each Deposit Account (other than petty cash and payroll accounts and the Sanwa L/C Account), a Cash Agreement, and (ii) in the case of each lock box arrangement, a lock box agreement that is acceptable in form and substance to Bank of America, in its capacity as Administrative Agent and in its capacity as depository bank.

        6.15 COLLATERAL ACCESS AGREEMENTS. Execute and cause to be executed a Collateral Access Agreement for any additional location where Inventory (other than immaterial Inventory) is located subsequent to the Closing Date.

        6.16 SECURITIES ACCOUNT CONTROL AGREEMENTS. Execute and cause to be executed a Securities Account Control Agreement for any additional securities account established with a securities intermediary subsequent to the Closing Date.




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

                                   SECTION 7.
                               NEGATIVE COVENANTS

        So long as any Obligations remain unpaid or unperformed, or any portion of the Commitments remains outstanding, Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

        7.01 INDEBTEDNESS. Create, incur, assume or suffer to exist any Indebtedness, except:

        (a) Indebtedness under the Loan Documents;

        (b) Indebtedness outstanding on the date hereof and listed on Schedule
7.01 and any refinancings, refundings, renewals or extensions thereof, provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amount paid, and fees and expenses incurred, in connection with such refinancing and by an amount equal to any utilized commitments thereunder;

        (c) Ordinary Course Indebtedness;

        (d) Indebtedness of Foreign Subsidiaries to banks for working capital purposes not exceeding $5,000,000 in the aggregate at any time outstanding;

        (e) Indebtedness consisting of obligations under Earn-Out Agreements and Non-Compete/Consulting Agreements in connection with Permitted Acquisitions, provided that the amount of such Indebtedness is permitted by the definition of Permitted Acquisition;

        (f) Indebtedness consisting of contingent obligations in connection with letters of credit not issued pursuant to this Agreement, in an aggregate face amount outstanding at any time not to exceed $400,000;

        (g) Subordinated Indebtedness of Borrower in favor of sellers in connection with Permitted Acquisitions, provided that the aggregate amount of such Subordinated Indebtedness outstanding at any time shall not exceed $12,000,000; and

        (h) Other Indebtedness of Borrower (including Indebtedness secured by Liens permitted under Section 7.02(a)(iv)) not exceeding $2,000,000 in the aggregate at any time outstanding.

        7.02 LIENS AND NEGATIVE PLEDGES.

        (a) Prohibition on Liens. Incur, assume or suffer to exist, any Lien or Negative Pledge upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

               (i) Liens granted pursuant to any Loan Document;

               (ii) Liens and Negative Pledges existing on the date hereof and listed on Schedule 7.02 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.01(b);

               (iii)  Ordinary Course Liens;

               (iv) Liens in connection with Capital Leases, Liens assumed in connection with Permitted Acquisitions and other Liens (and, in each case any renewals or extensions thereof) to secure the payment of all or any part of the purchase price of an asset upon the acquisition of such asset by Borrower or to secure any Indebtedness permitted hereby incurred by Borrower at the time of or within ninety days after the acquisition of such asset (and any renewals or extensions thereof), which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof (provided, however, that the Lien shall apply only to the asset so acquired); and provided, that the aggregate of all amounts secured by such Liens shall be subject to the limitation in Section 7.01(h);

               (v) Liens on the assets of Foreign Subsidiaries to secure the Indebtedness permitted by Section 7.01(d); and

               (vi) Liens on cash securing the Indebtedness permitted by section 7.01(f).

        (b) Equitable Lien in Favor of Lenders. If Borrower or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of Section 7.02(a), make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Required Lenders to the creation or assumption of any such Lien not permitted by the provisions of Section 7.02(a).

        (c) No Further Negative Pledges. Except with respect to (i) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a Disposition, (ii) any debt facility of a Foreign Subsidiary in connection with Indebtedness of such Foreign Subsidiary permitted by Section 7.01(d), and (iii) clauses in the security agreement between Borrower and Sanwa Bank, as secured party, prohibiting Borrower from creating or assuming any Lien on the cash pledged as collateral under such security agreement to support outstanding letters of credit issued by Sanwa Bank to Borrower, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

        (d) No Restrictions on Subsidiary Distributions to Borrower or Other Subsidiaries. Except as provided in this Section 7.02 and except with respect to any debt facility of a Foreign Subsidiary in connection with Indebtedness of such Foreign Subsidiary permitted by Section 7.01(d), create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Borrower or any other Subsidiary of Borrower, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (iii) make loans or advances to Borrower or any other Subsidiary of Borrower, or (iv) transfer any of its property or assets to Borrower or any other Subsidiary of Borrower.

        7.03 FUNDAMENTAL CHANGES. Merge or consolidate with or into any Person or liquidate, wind-up or dissolve itself, or permit or suffer any liquidation or dissolution or sell all or substantially all of its assets, except, that so long as no Default or Event of Default exists or would result therefrom:

        (a) any Subsidiary may merge with (i) Borrower provided that Borrower shall be the continuing or surviving corporation, and (ii) any one or more Wholly-Owned Subsidiaries provided that when any Wholly-Owned Subsidiary is merging into another Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving Person; provided that the security interest of Administrative Agent in the Collateral shall continue unimpaired;

        (b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to Borrower or to a Wholly-Owned Domestic Subsidiary; provided that the security interest of Administrative Agent in the Collateral shall continue unimpaired; and

        (c) Borrower may dissolve any shell Subsidiary with total assets not to exceed $100,000.

        7.04 DISPOSITIONS. Make any Dispositions (including Dispositions of notes held by it or Accounts), except:

        (a) Ordinary Course Dispositions;

        (b) Dispositions of Ordinary Course Investments; and

        (c) Dispositions permitted by Section 7.03.

        7.05 INVESTMENTS; ACQUISITIONS. Make or commit to make any Investments or Acquisitions, except:

        (a) Investments existing on the date hereof;

        (b) Ordinary Course Investments;

        (c) Investments permitted by Section 7.03; and

        (d) so long as no Trigger Event has occurred or would occur after giving pro forma effect thereto, Permitted Acquisitions.

        7.06 RESTRICTED PAYMENTS. Make any Restricted Payments, except:

        (a) any Subsidiary may pay dividends or make other distributions to Borrower;

        (b) so long as no Default or Event of Default or material adverse alteration in the relationship between Borrower and BK has occurred and is continuing or would result therefrom (except that with respect to dividend payments to Crown in respect of Preferred Stock only (i) a material adverse alteration in the relationship between Borrower and BK, and (ii) Events of Default under Section 8.01(a), Section 8.01(b), Section 8.01(c) (with respect to breaches of Sections 7.01, 7.02, 7.03, 7.05, 7.12(a) and 7.12(b)), and Section
8.01(d) (with respect to breaches of Sections 6.02(a) and 6.02(n)) shall be applicable), Borrower may make payments to its shareholders to repurchase shares of its common stock and make dividend payments to the holders of its Preferred Stock; provided that the aggregate amount of such payments (excluding dividends to Crown with respect to Preferred Stock which shall not exceed $2,000,000 in any twelve month period, or if Crown has exercised its rights to the Warrants dated March 29, 2000, $2,300,000 in such period) shall not exceed $10,000,000 in any twelve month period.

        7.07 ERISA. At any time engage in a transaction which could be subject to Sections 4069 or 4212(c) of ERISA, or permit any Pension Plan to (a) engage in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), which, with respect to each event listed above, has a Material Adverse Effect.

        7.08 CHANGE IN NATURE OF BUSINESS. Enter into or conduct any business other than promotional marketing services.

        7.09 TRANSACTIONS WITH AFFILIATES. Enter into any transaction of any kind with any holder of 10% or more of any class of capital stock of Borrower or any Affiliate of Borrower other than (i) arm's-length transactions with Affiliates that are not otherwise prohibited hereunder, (ii) the transactions contemplated by the Securities Purchase Agreement, the Warrants, the Registration Rights Agreement and the Certificate of Designation, and (iii) otherwise disclosed in writing by Borrower to Administrative Agent prior to the Closing Date.

        7.10 HOSTILE ACQUISITIONS. Use the proceeds of any Loan in connection with any Hostile Acquisition.

        7.11 MARGIN REGULATIONS. Use the proceeds of any Extensions of Credit hereunder for "purchasing" or "carrying" Margin Stock within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations T, U or X of such Board of Governors.

        7.12 FINANCIAL COVENANTS.

        (a) Minimum Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter set forth below to be less than the correlative ratio set forth below:

            FISCAL QUARTER ENDING ON         MINIMUM FIXED CHARGE COVERAGE RATIO
            ----------------------------     -----------------------------------
              March 31, 2001                              1.30:1.00
              June 30, 2001                               1.30:1.00
              September 30, 2001                          1.30:1.00
              December 31, 2001                           1.50:1.00
              March 31, 2002 and each
              Fiscal Quarter thereafter                   2.00:1.00

        (b) Maximum Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio (i) at any time on or before December 31, 2003 to exceed 2.50:1.00, or (ii) at any time after December 31, 2003 to exceed 2.00:1.00; provided that upon the occurrence of a Periodic Backlog Reduction each of the maximum Consolidated Leverage Ratios set forth above shall be reduced by 0.50 (e.g., the correlative ratio for the Fiscal Quarter ending on June 30, 2001 would be reduced to 2.00:1.00) and shall remain at such reduced levels until such time as there is a cumulative increase in unit volume of that certain amount set forth in the Periodic Backlog Agreement in excess of the Threshold Unit Amount, measured since the date on which the Threshold Unit Amount was established, whereupon the maximum Consolidated Leverage Ratio shall revert back to the applicable ratio set forth above; provided, further, that the maximum Consolidated Leverage Ratio shall be permanently reduced to 1.50:1.00 upon the occurrence of a Trigger Event.

        (c) Minimum Consolidated Net Income. Permit Consolidated Net Income to be less than zero in more than two consecutive Fiscal Quarters.

        7.13 CHANGE IN AUDITORS. Change the certified public accountants auditing the books of Borrower except to (a) a "Big 5" accounting firm, or (b) any other certified public accountant of nationally recognized standing reasonably acceptable to Required Lenders.

        7.14 FISCAL CALENDAR. Change any of their respective Fiscal Year-ends from December 31 or change any of their respective Fiscal Quarter-ends from March 31, June 30, September 30 and December 31.

        7.15 AMENDMENTS OR WAIVERS OF THE RELATED DOCUMENTS. Agree to any amendment materially adverse to any Borrower Party, or waive any of its material rights in favor of any Borrower Party under, any Related Document after the Closing Date, without in each case obtaining the prior written consent of Required Lenders to such amendment or waiver.

                                   SECTION 8.
                         EVENTS OF DEFAULT AND REMEDIES

        8.01 EVENTS OF DEFAULT. Any one or more of the following events shall constitute an Event of Default:

        (a) Borrower fails to pay any principal on any Outstanding Obligation as and on the date when due; or

        (b) Borrower fails to pay any interest on any Outstanding Obligation, or any commitment fees due hereunder within three days after the date when due; or fails to pay any other fees or amount payable to Administrative Agent or any Lender under any Loan Document within 20 days after the date due; or

        (c) Any default occurs in the observance or performance of any agreement contained in Section 6.01, 6.02(d), 6.02(h), 6.04 (as it relates to corporate existence), 6.08 or 7; or

        (d) The occurrence of an "event of default" (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or any Borrower Party fails to perform or observe any other covenant or agreement (not specified in subsections (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days from the earlier of (i) the date on which any Responsible Officer obtains knowledge of such failure, or (ii) the date on which Borrower receives notice of such failure from Administrative Agent or any Lender; or

        (e) Any representation or warranty in any Loan Document or in any certificate, agreement, instrument or other document made or delivered by any Borrower Party pursuant to or in connection with any Loan Document proves to have been incorrect when made or deemed made in any material respect; or

        (f) Any Borrower Party (x) defaults in any payment when due of principal of or interest on any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount in excess of the Threshold Amount or (y) defaults in the observance or performance of any other agreement or condition relating to any Indebtedness (other than Indebtedness hereunder) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, Indebtedness having an aggregate principal amount in excess of the Threshold Amount to be demanded or become due (automatically or otherwise) prior to its stated maturity, or any Guaranty Obligation in such amount to become payable or cash collateral in respect thereof to be demanded; or (ii) the occurrence under any Swap Contract of an Early Termination Date (as defined in such Swap Contract) resulting from (x) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (y) the occurrence of any Termination Event under such Swap Contract (as defined therein) as to which Borrower or any Subsidiary is an Affected Party (as so defined) as a result of




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

which, in either event, the Swap Termination Value owed by Borrower or such Subsidiary is greater than the Threshold Amount; or

        (g) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or any Borrower Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

        (h) (i) A final judgment against any Borrower Party is entered for the payment of money in excess of the Threshold Amount, or any non-monetary final judgment is entered against any Borrower Party which has a Material Adverse Effect and, in each case, if such judgment remains unsatisfied without procurement of a stay of execution within (A) 45 calendar days after the date of entry of judgment or, (B) if earlier, five days prior to the date of any proposed sale, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 45 calendar days after its issue or levy; or

        (i) Any Borrower Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under Debtor Relief Laws, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under Debtor Relief Laws relating to any such Person or to all or any part of its property is instituted without the consent of that Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or any Borrower Party is unable or admits in writing its inability to pay its debts as they mature; or

        (j) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds the $5,000,000; or (iii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under
Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

        (k) There occurs any Change of Control; or

        (l) Any Collateral Document shall, at any time, cease to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms thereof) or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Borrower Party, or Administrative Agent shall not have or cease to have a valid and perfected




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First Priority Lien in the Collateral purported to be covered (other than (i)
Unperfected Assets, and (ii) other Collateral with an aggregate fair market value of less than $100,000).

        8.02 REMEDIES UPON EVENT OF DEFAULT. Without limiting any other rights or remedies of Administrative Agent or Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

        (a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 8.01(i):

               (i) Required Lenders may request Administrative Agent to, and Administrative Agent thereupon shall, terminate the Commitments and/or declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower; and

               (ii) Issuing Lender may, with the approval of Administrative Agent on behalf of Required Lenders, demand immediate payment by Borrower of an amount equal to the aggregate amount of all outstanding Letter of Credit Usage to be held in a Letter of Credit Cash Collateral Account.

        (b) Upon the occurrence of any Event of Default described in Section 8.01(i):

               (i) the Commitments and all other obligations of Administrative Agent or Lenders shall automatically terminate without notice to or demand upon Borrower, which are expressly waived by Borrower;

               (ii) the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower; and

               (iii) an amount equal to the aggregate amount of all outstanding Letter of Credit Usage shall be immediately due and payable to Issuing Lender without notice to or demand upon Borrower, which are expressly waived by Borrower, to be held in a Letter of Credit Cash Collateral Account.

        (c) Upon the occurrence of any Event of Default, Lenders and Administrative Agent, or any of them, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed to (but only with the consent of Required Lenders) protect, exercise and enforce their rights and remedies under the Loan Documents against any Borrower Party and such other rights and remedies as are provided by Law or equity.

        (d) Except as permitted by Section 10.05, no Lender may exercise any rights or remedies with respect to the Obligations without the consent of Required Lenders in their sole




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

and absolute discretion. The order and manner in which Administrative Agent's and Lenders' rights and remedies are to be exercised shall be determined by Required Lenders in their sole and absolute discretion. Regardless of how a Lender may treat payments for the purpose of its own accounting, for the purpose of computing the Obligations hereunder, payments shall be applied first, to costs and expenses (including Attorney Costs) incurred by Administrative Agent and each Lender, second, to the payment of accrued and unpaid interest on the Loans to and including the date of such application, third, to the payment of the unpaid principal of the Loans, and fourth, to the payment of all other amounts (including fees) then owing to Administrative Agent and Lenders under the Loan Documents, in each case paid pro rata to each Lender in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all Lenders, without priority or preference among Lenders. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of Administrative Agent and Lenders hereunder or thereunder or at Law or in equity.


                                   SECTION 9.
                              ADMINISTRATIVE AGENT

        9.01 APPOINTMENT AND AUTHORIZATION OF ADMINISTRATIVE AGENT.

        (a) Each Lender hereby irrevocably (subject to Section 9.09) appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

        (b) Issuing Lender shall act on behalf of Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as Administrative Agent may agree at the request of Required Lenders to act for such Issuing Lender with respect thereto; provided, however, that Issuing Lender shall have all of the benefits and immunities (i) provided to Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Administrative Agent" as used in this Section 9




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

included Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to Issuing Lender.

        9.02 DELEGATION OF DUTIES; APPOINTMENT OF SUPPLEMENTAL COLLATERAL AGENTS. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a "Supplemental Collateral Agent" and collectively as "Supplemental Collateral Agents").

        In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9, Section 10.03 and Section 10.13 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

        Should any instrument in writing from any Borrower Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Borrower shall, or shall cause such Borrower Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.




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        9.03 LIABILITY OF ADMINISTRATIVE AGENT. No Administrative Agent-Related
Person shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or
(ii) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Borrower Party or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Administrative Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower Party or any Subsidiary or Affiliate thereof.

        9.04 RELIANCE BY ADMINISTRATIVE AGENT.

        (a) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Borrower Party), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of Required Lenders or all Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of Lenders and participants. Where this Agreement expressly permits or prohibits an action unless Required Lenders otherwise determine, Administrative Agent shall, and in all other instances, Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of Lenders.

        (b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender and participant shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by Administrative Agent to each Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

        9.05 NOTICE OF DEFAULT. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the




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account of Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". Administrative Agent will notify Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by Required Lenders in accordance with
Section 8; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.

        9.06 CREDIT DECISION; DISCLOSURE OF INFORMATION BY ADMINISTRATIVE AGENT. Each Lender and participant acknowledges that no Administrative Agent-Related Person has made any representation or warranty to it, and that no act by Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Borrower Party or any of its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Administrative Agent-Related Person to any Lender or participant as to any matter, including whether Administrative Agent-Related Persons have disclosed material information in their possession. Each Lender, including any Lender by assignment, and each participant represents to Administrative Agent that it has, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower Party and its Subsidiaries and Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to any Borrower Party hereunder. Each Lender and participant also represents that it will, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower Party and its Subsidiaries and Affiliates. Except for notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent herein, Administrative Agent shall not have any duty or responsibility to provide any Lender or participant with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower Party or any of its Subsidiaries or Affiliates which may come into the possession of any Administrative Agent-Related Person.

        9.07 INDEMNIFICATION OF ADMINISTRATIVE AGENT. Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand each Administrative Agent-Related Person (to the extent not reimbursed by or on behalf of any Borrower Party and without limiting the obligation of any Borrower Party to do so), pro rata, and hold harmless each Administrative Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Administrative Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person's gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of Required Lenders shall be




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deemed to constitute gross negligence or willful misconduct for purposes of this
Section. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of any Borrower Party. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Administrative Agent.

        9.08 ADMINISTRATIVE AGENT IN INDIVIDUAL CAPACITY. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Borrower Party and its Subsidiaries and Affiliates as though Bank of America were not Administrative Agent, Swing Line Lender or Issuing Lender hereunder and without notice to or consent of Lenders. Lenders and participants acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Borrower Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of any Borrower Party or such Affiliate) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Administrative Agent or Issuing Lender.

        9.09 SUCCESSOR ADMINISTRATIVE AGENT. Administrative Agent may resign as Administrative Agent upon 30 days' notice to Lenders. If Administrative Agent resigns under this Agreement, Required Lenders shall appoint from among Lenders a successor administrative agent for Lenders which successor administrative agent shall be consented to by Borrower at all times other than during the existence of an Event of Default (which consent of Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with Lenders and Borrower, a successor administrative agent from among Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor administrative agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 9 and Sections 10.03 and
10.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as Required Lenders appoint a successor agent as provided for above.




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        9.10 COLLATERAL DOCUMENTS AND SUBSIDIARY GUARANTY.

        Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under the Subsidiary Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and the Subsidiary Guaranty; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or the Subsidiary Guaranty or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Required Lenders (or, if required pursuant to Section 10.01, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Required Lenders have otherwise consented or (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the capital stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Borrower) pursuant to a sale or other disposition permitted hereunder or to which Required Lenders have otherwise consented. Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent and each Lender hereby agree that (X) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce the Subsidiary Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Subsidiary Guaranty may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (Y) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

        9.11 ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM.

        In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower or any of its Subsidiaries, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

               (i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and




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        Administrative Agent and their agents and counsel and all other amounts due Lenders and Administrative Agent under this Agreement) allowed in such judicial proceeding, and

               (ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under this Agreement.

        Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.


                                  SECTION 10.
                                  MISCELLANEOUS

        10.01 AMENDMENTS; CONSENTS. No amendment, modification, supplement, extension, termination or waiver (except for waivers by Administrative Agent otherwise expressly provided for herein) of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by any Borrower Party therefrom shall be effective unless in writing signed by Required Lenders and acknowledged by Administrative Agent and Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Except as otherwise expressly provided herein, without the approval in writing of Administrative Agent and all Lenders, no amendment, modification, supplement, termination, waiver or consent may be effective to:

        (a) Reduce the amount of principal or required principal payments of any Outstanding Obligations; provided, however, that only the consent of Required Lenders shall be required in any instance where Lenders have the right to consent to the release price of any property or Persons being Disposed of;

        (b) Reduce the rate of interest payable on any Outstanding Obligations or the amount of any fee or other amount payable to any Lender under the Loan Documents (unless consented to by each Lender entitled to receive such fee or other amount);

        (c) Waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any commitment fee;

        (d) Postpone any date fixed for any payment of principal of, prepayment of principal of, or any installment of interest on, any Loan or any installment of any commitment fee;

        (e) Postpone any date fixed for any scheduled reduction of the Commitments;

        (f) Extend the term of, or increase the amount of, any Lender's Commitment without such Lender's approval (it being understood that a waiver of any Event of Default not referred to in subsection (c) above shall require only the consent of Required Lenders);

        (g) Amend the definition of "Required Lenders" or this Section 10.01 or
Section 10.06;

        (h) Increase the advance rates provided for in the definition of "Borrowing Base" to any level above the advance rates in effect as of the Closing Date;

        (i) Amend any provision of this Agreement that expressly requires the consent or approval of all Lenders;

        (j) Release all or substantially all of the Collateral other than in accordance with the terms of the Loan Documents; or

        (k) Release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty other than in accordance with the terms hereof or thereof;

provided, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by Issuing Lender (in addition to Required Lenders or all Lenders, to the extent applicable), affect the rights or duties of Issuing Lender, (ii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent (in addition to Required Lenders or all Lenders, to the extent applicable), affect the rights or duties of Administrative Agent, (iii) no amendment, waiver or consent shall, unless in writing and signed by Swing Line Lender (in addition to Required Lenders or all Lenders, to the extent applicable), affect the rights or duties of Swing Line Lender, and (iv) any fee letters may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto. Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section shall apply equally to, and shall be binding upon, all Lenders and Administrative Agent.

        10.02 REQUISITE NOTICE; EFFECTIVENESS OF SIGNATURES AND ELECTRONIC MAIL.

        (a) Requisite Notice. Notices given in connection with any Loan Document shall be delivered to the intended recipient at the number and/or address set forth on Schedule 10.02(a) (or in the event the Loans under this Agreement are syndicated, at the number and/or addresses set forth on Schedule 10.02(b)) (or as otherwise specified from time to time by such recipient in writing to Administrative Agent) and shall be given by (i) irrevocable written notice or
(ii) except as otherwise provided, irrevocable telephonic (not voicemail) notice. Such notices may be delivered, must be confirmed and shall be effective as follows:




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

         MODE OF DELIVERY:           EFFECTIVE ON EARLIER OF ACTUAL RECEIPT, AND:
         Courier or hand             When signed for by recipient
         delivery

         Mail                        Fourth Business Day after deposit in U.S. mail,
                                     first class, postage pre-paid

         Telephone (not voicemail)   When conversation completed (must be confirmed
                                     in writing)

         Facsimile                   When confirmed by telephone (not voicemail)

         Electronic Mail             When delivered (usage subject to subsection (c)
                                     below)

provided, however, that notices delivered to Administrative Agent pursuant to
Section 2 shall not be effective until actually received by Administrative Agent; provided, further, that Administrative Agent may require that any notice be confirmed or followed by a manually-signed hardcopy thereof. Notices shall be in any form prescribed herein and, if sent by a Borrower Party, shall be made by a Responsible Officer of such Borrower Party. Notices delivered and, if required, confirmed in accordance with this subsection shall be deemed to have been delivered by Requisite Notice.

        (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed hardcopies and shall be binding on all Borrower Parties, Administrative Agent and Lenders. Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed hardcopy thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

        (c) Limited Usage of Electronic Mail. Electronic mail and internet and intranet websites may be used to distribute routine communications, such as financial statements and other information, and to distribute agreements and other documents to be signed by Administrative Agent, Lenders and Borrower Parties. No other legally-binding and/or time-sensitive communication or Request for Extension of Credit may be sent by electronic mail without the consent of, or confirmation to, the intended recipient in each instance.

        (d) Reliance by Administrative Agent and Lenders. Administrative Agent and Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Borrower Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent-Related Persons and Lenders from any loss, cost, expense or liability as a result of relying on any notices purportedly given by or on behalf of any Borrower Party.

        10.03 ATTORNEY COSTS, EXPENSES AND TAXES. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly upon receiving a




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

written invoice or demand (i) all the actual and reasonable costs and expenses of Administrative Agent in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for Borrower (including any opinions requested by Administrative Agent or Lenders as to any legal matters arising hereunder) and of Borrower's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Administrative Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Required Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto;
(v) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents who are (a) employed or retained by Administrative Agent or its counsel, and (b) so long as no Default or Event of Default has occurred and is continuing, approved by Borrower (such approval not to be unreasonably withheld or delayed) of obtaining and reviewing any appraisals or field examinations provided for under the Loan Documents, and any environmental audits or reports provided for under the Loan Documents; (vi) all actual and reasonable costs and expenses incurred by Administrative Agent in connection with the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by Administrative Agent in connection with the syndication of the Commitments; and (viii) all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Borrower Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

        10.04 BINDING EFFECT; ASSIGNMENT.

        (a) This Agreement and the other Loan Documents to which Borrower is a party will be binding upon and inure to the benefit of Borrower, Administrative Agent, Lenders and their respective successors and assigns, except that, Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank;

provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

        (b) From time to time following the Closing Date, each Lender may assign to one or more Eligible Assignees all or any portion of its Commitment and/or Extensions of Credit; provided that (i) such assignment, if not to a Lender or an Affiliate of the assigning Lender, shall be consented to by Borrower at all times other than during the existence of a Default or Event of Default and by Administrative Agent, Issuing Lender and Swing Line Lender (which approval shall not be unreasonably withheld or delayed), (ii) a copy of a duly signed and completed Assignment and Acceptance shall be delivered to Administrative Agent,
(iii) except in the case of an assignment (A) to an Affiliate of the assigning Lender or to another Lender or (B) of the entire remaining Commitment of the assigning Lender, the portion of the Commitment assigned shall not be less than the Minimum Amount therefor, (iv) the effective date of any such assignment shall be as specified in the Assignment and Acceptance, but not earlier than the date which is five Business Days after the date Administrative Agent has received the Assignment and Acceptance, and (v) the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation or deliver to Borrower a lost note indemnity in form and substance reasonably satisfactory to Borrower. Upon obtaining any consent required as set forth in the prior sentence, any forms required by Section 10.21 and payment of the requisite fee described below, the assignee named therein shall be a Lender for all purposes of this Agreement to the extent of the Assigned Interest (as defined in such Assignment and Acceptance), and the assigning Lender shall be released from any further obligations under this Agreement to the extent of such Assigned Interest. Upon request, Borrower shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender to evidence Loans made by them. Administrative Agent's consent to any assignment shall not be deemed to constitute any representation or warranty by any Administrative Agent-Related Person as to any matter. Administrative Agent shall record the information contained in the Assignment and Acceptance in the Register. For purposes hereof, each mutual fund that is an Affiliate of a Lender shall be deemed to be a single Eligible Assignee, whether or not such fund is managed by the same fund manager as other mutual funds that are Affiliates of the same Lender.

        (c) After receipt of a completed Assignment and Acceptance, and receipt of an assignment fee of $3,500 from such Eligible Assignee and/or such assigning Lender (including in the case of assignments to Affiliates of assigning Lenders), Administrative Agent shall, promptly following the effective date thereof, provide to Borrower and Lenders a revised Schedule 10.02 giving effect thereto.

        (d) Any Lender may, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in Letter of Credit Obligations and/or Swing Line Loans) owing to it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of Section 3 (but only to the




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

extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of such Lender absent the participation) and subject to Sections 10.05 and 10.06, (iv) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (v) the participation agreement shall not restrict an increase in the combined Commitments or in the granting Lender's Commitment or Pro Rata Share, so long as the amount of the participation interest is not increased, (vi) the consent of the Participant shall not be required for amendments or waivers of provisions of the Loan Documents, and (vii) such Participants shall be bound by the confidentiality provisions set forth in Section 10.17; provided, however, that the assigning Lender may, in any agreement with a Participant, give such Participant the right to consent to any matter which (A) extends the Maturity Date as to such Participant or any other date upon which any payment of money is due to such Participant, (B) postpones any date fixed for any scheduled reduction of the Commitments, (C) reduces the rate of interest owing to such Participant, (D) reduces any fee or any other monetary amount owing to such Participant, (E) reduces the amount of any installment of principal owing to such Participant, (F) releases all or substantially all of the Collateral other than in accordance with the terms of the Loan Documents, or (G) releases all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty other than in accordance with the terms hereof or thereof. Any Lender that sells a participation to any Person that is a "foreign corporation, partnership or trust" within the meaning of the Code shall include in its participation agreement with such Person a covenant by such Person that such Person will comply with the provisions of Section 10.21 as if such Person were a Lender and provide that Administrative Agent and Borrower shall be third party beneficiaries of such covenant.

        (e) If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder, the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

        10.05 SET-OFF. In addition to any rights and remedies of Administrative Agent and Lenders or any assignee or participant of any Lender or any Affiliate thereof (each, a "Proceeding Party") provided by law, upon the occurrence and during the continuance of any Event of Default, each Proceeding Party is authorized at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to proceed directly, by right of set-off, banker's lien, or otherwise, against any assets of the Borrower Parties which may be in the hands of such Proceeding Party (including all general or special, time or demand, provisional or other deposits and other indebtedness owing by such Proceeding Party to or for the credit or the account of Borrower) and apply such assets against the Obligations, irrespective of whether such Proceeding Party shall have made any demand therefor and although such Obligations may be unmatured. Each Lender agrees promptly to notify Borrower and Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

        10.06 SHARING OF PAYMENTS. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker's lien or counterclaim against Borrower or otherwise, receives payment of the Obligations held by it of a type owed ratably to the various Lenders that is ratably more than any other Lender receives in payment of those Obligations held by such other Lender, then, subject to applicable
Laws: (a) such Lender exercising the right of setoff, banker's lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Lender a participation in the Obligations held by the other Lender and shall pay to the other Lender a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender's share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if Lender were the original owner of the Obligation purchased.

        10.07 NO WAIVER; CUMULATIVE REMEDIES.

        (a) No failure by any Lender or Administrative Agent to exercise, and no delay by any Lender or Administrative Agent in exercising, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

        (b) The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. Any decision by Administrative Agent or any Lender not to require payment of any interest (including Default Interest), fee, cost or other amount payable under any Loan Document or to calculate any amount payable by a particular method on any occasion shall in no way limit or be deemed a waiver of Administrative Agent's or such Lender's right to require full payment thereof, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

        (c) Except with respect to Section 9.09, the terms and conditions of
Section 9 are for the sole benefit of Administrative Agent and Lenders.

        10.08 USURY. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excessive interest shall be applied to the principal of the Outstanding Obligations or, if it exceeds the unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

        10.09 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        10.10 INTEGRATION. This Agreement, together with the other Loan Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of Administrative Agent or Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

        10.11 NATURE OF LENDERS' OBLIGATIONS. Nothing contained in this Agreement or any other Loan Document and no action taken by Administrative Agent or Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make Lenders a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any Affiliate of Borrower. Each Lender's obligation to make any Extension of Credit pursuant hereto is several and not joint or joint and several. A default by any Lender will not increase the Pro Rata Share attributable to any other Lender.

        10.12 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder and in any other Loan Document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, notwithstanding any investigation made by Administrative Agent or any Lender or on their behalf.

        10.13 INDEMNITY BY BORROWER. Whether or not the transactions contemplated hereby are consummated, Borrower agrees to indemnify, save and hold harmless each Administrative Agent-Related Person and each Lender and their respective Affiliates, directors, officers, agents, attorneys and employees (collectively the "Indemnitees") from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Borrower Party, any of their Affiliates or any of their officers or directors; (b) any and all claims, demands, actions or causes of action arising out of or relating to, the Loan Documents, any predecessor loan documents, the Commitments, the use or contemplated use of the proceeds of any Loan, or the relationship of any Borrower Party, Administrative Agent and Lenders under this Agreement (including any and all claims, demands, actions or causes of action arising out of or resulting from the construction of any improvements on the Real Property Assets, or the ownership, operation, or use of the Real Property Assets, whether such claims are based on theories of derivative liability, comparative negligence or otherwise); (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and (d) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not arising out of the negligence of an Indemnitee, whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the "Indemnified Liabilities"); provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. The agreements in this Section shall survive termination of this Agreement and repayment of all Obligations.

        10.14 NONLIABILITY OF LENDERS. Borrower acknowledges and agrees that:

        (a) Any inspections of any property of Borrower made by or through Administrative Agent or Lenders are for purposes of administration of the Loan Documents only, and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

        (b) By accepting or approving anything required to be observed, performed, fulfilled or given to Administrative Agent or Lenders pursuant to the Loan Documents, neither Administrative Agent nor Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Administrative Agent or Lenders;

        (c) The relationship between Borrower and Administrative Agent and Lenders is, and shall at all times remain, solely that of borrower and lenders; neither Administrative Agent nor any Lender shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates; neither Administrative Agent nor any Lender undertakes or assumes any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Administrative Agent or any Lender in connection with such matters is solely for the protection of Administrative Agent and Lenders and neither Borrower nor any other Person is entitled to rely thereon; and

        (d) Neither Administrative Agent nor any Lender shall be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnifies and holds Administrative Agent and Lenders harmless from any such loss, damage, liability or claim.

        10.15 NO THIRD PARTIES BENEFITED. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, Administrative Agent and Lenders in connection with the Extensions of Credit, and is made for the sole benefit of Borrower, Administrative Agent and Lenders, and Administrative Agent's and Lenders' successors and assigns. Except as provided in Sections 10.04 and 10.13, no other Person shall have any rights of any nature hereunder or by reason hereof.

        10.16 SEVERABILITY. Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        10.17 CONFIDENTIALITY. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information, instructed to keep such Information confidential and in accordance with this Section); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (g) with the prior written consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender's or its Affiliates' investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section, "Information" means all information received from or on behalf of any Borrower Party relating to any Borrower Party, their assets, operations, prospects or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of such information received from Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

        10.18 FURTHER ASSURANCES. Each Borrower Party shall, and shall cause its Subsidiaries to, at their expense and without expense to Lenders or Administrative Agent, do, execute and deliver such further acts and documents as Required Lenders or Administrative Agent from time to time reasonably requires for the assuring and confirming unto Lenders or Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document. Without limiting the generality of the foregoing, each Borrower Party shall, and shall cause its Subsidiaries to, at their expense and without expense to any Lenders or Administrative Agent, do, execute and deliver such further acts and documents as Required Lenders or Administrative Agent or their respective counsel from time to time requires in order to create and perfect a First Priority Lien on substantially all of the Collateral (other than the Unperfected Assets), or to continue such perfection, including in connection with the amendment to the UCC which is scheduled to become effective on July 1, 2001.

        10.19 HEADINGS. Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

        10.20 TIME OF THE ESSENCE. Time is of the essence of the Loan Documents.

        10.21 FOREIGN LENDERS. Each Lender that is a "foreign corporation, partnership or trust" within the meaning of the Code shall deliver to Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or after accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Person and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Person by Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by Borrower pursuant to this Agreement) or such other evidence satisfactory to Borrower and Administrative Agent that such Person is entitled to an exemption from, or reduction of, U.S. withholding tax. Thereafter and from time to time, each such Person shall (a) promptly submit to Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by Borrower pursuant to this Agreement, (b) promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (c) take such steps as shall not be materially




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disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Person fails to deliver the above forms or other documentation, then Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including Attorney Costs) of Administrative Agent. The obligation of Lenders under this Section shall survive the payment of all Obligations and the resignation or replacement of Administrative Agent.

        10.22 GOVERNING LAW.

        (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

        (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER PARTY, ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH BORROWER PARTY, ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH BORROWER PARTY, ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

        10.23 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND




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CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED
BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN
EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT
TO TRIAL BY JURY.

        10.24 MARSHALLING; PAYMENTS SET ASIDE. Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.


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        IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.


                                    EQUITY MARKETING, INC.



                                    By: /s/ KENT R. CRANDALL
                                        ----------------------------------------
                                        Name:  Kent R. Crandall
                                        Title: Treasurer

                                    BANK OF AMERICA, N.A., as
                                    Administrative Agent



                                    By:  /s/ KEN PURO
                                        ----------------------------------------
                                        Name:  Ken Puro
                                        Title: Vice President



                                    BANK OF AMERICA, N.A., as a Lender, Issuing
                                    Lender and Swing Line Lender



                                    By:  /s/ DAVID J. STASSEL
                                        ----------------------------------------
                                        Name:  David J. Stassel
                                        Title: Vice President




                                      S-1